AGREEMENT AND PLAN OF MERGER
Dated as of May 25, 2007
by and among
CT COMMUNICATIONS, INC.,
WINDSTREAM MARLIN, INC.
AND
WINDSTREAM CORPORATION

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of May 25, 2007 by and among CT Communications, Inc., a North Carolina corporation (the “Company”), Windstream Marlin, Inc., a North Carolina corporation (“Merger Sub”), and Windstream Corporation, a Delaware corporation (the “Parent”), which is the sole shareholder of Merger Sub. The Company, Merger Sub and the Parent are referred to herein collectively as the “Parties” and individually as a “Party.” Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in Article 1 hereof.
RECITALS
     The board of directors of the Company (the “Board of Directors”), and the boards of directors of the Parent and Merger Sub deem it advisable for the mutual benefit of the Company, the Parent and Merger Sub and their respective shareholders, respectively, that Merger Sub be merged with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth herein and in the Articles of Merger (the “Articles of Merger”), in accordance with the North Carolina Business Corporation Act (the “NCBCA”).
     The boards of directors of the Parent and Merger Sub have approved and adopted this Agreement. The Board of Directors has adopted this Agreement and has resolved, subject to the terms of this Agreement, to recommend to the shareholders of the Company to vote to approve this Agreement and the Merger.
     Immediately prior to the execution of this Agreement, and as a condition to Parent and Merger Sub entering into this Agreement, the Company and American Stock Transfer and Trust Company (“AST”), in its capacity as attorney-in-fact for Wachovia Bank, National Association and in its capacity as successor Rights Agent, have executed an amendment (the “Rights Plan Amendment “) to that certain Amended and Restated Rights Agreement, dated as of January 28, 1999 and effective as of August 27, 1998, (the “Rights Plan”), so as to render the rights issued thereunder (the “Rights”) inapplicable to this Agreement and the transactions contemplated hereby.
     In consideration of the mutual covenants, agreements, representations and warranties contained herein, and for the purpose of setting forth certain terms and conditions of the Merger and the manner of effecting the Merger, the Company, the Parent and Merger Sub hereby agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION
     Section 1.1 Definitions.
     For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:
     “Acquisition Agreement” is defined in Section 6.8(b).
     “Acquisition Proposal” is defined in Section 6.8(a).
     “Action” is defined in Section 6.9(a).
     “Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the first Person. For purposes of this definition, a Subsidiary of a Person shall be deemed to be an Affiliate of such Person and the term “control,” “controlled by” or “under common control with” means the power, direct or indirect, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting capital stock, by contract, as trustee or executor, or otherwise.
     “Agreement” is defined in the preamble.
     “Antitrust Division” is defined in Section 6.4(b).
     “Articles of Merger” is defined in the Recitals.
     “Board of Directors” is defined in the Recitals.
     “Board Recommendation” is defined in Section 4.2(a).
     “Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to be closed.
     “Certificate” is defined in Section 3.1(a).
     “Closing” is defined in Section 2.2.
     “Code” is defined in Section 3.2(b).
     “Company” is defined in the Preamble.
     “Company Adverse Recommendation Change” is defined in Section 6.8(b).

     “Company Benefit Plans” is defined in Section 4.14(a).
     “Company Breakup Fee” is defined in Section 8.6(a).
     “Company Common Stock” is defined in Section 3.1(a).
     “Company Disclosure Schedule” is defined in the preamble to Article 4.
     “Company ERISA Affiliate” is defined in Section 4.14(c).
     “Company Licenses” is defined in Section 4.23(a).
     “Company Registered IP” is defined in Section 4.22(a).
     “Company SEC Documents” means all forms, schedules, statements and other documents filed or furnished, as the case may be, by the Company under the Securities Act or the Exchange Act since January 1, 2004, collectively, as the same may been amended or restated and including all exhibits and schedules thereto and documents incorporated by reference therein.
     “Company Share Options” is defined in Section 6.3(a).
     “Company Shareholder Approval” is defined in Section 4.16.
     “Company Stock Plans” is defined in Section 6.3(a).
     “Confidentiality Agreement” is defined in Section 6.7.
     “Constituent Corporations” is defined in Section 2.1.
     “CTC” means The Concord Telephone Company.
     “Definitive Proxy Statement” is defined in Section 6.2.
     “Disbursing Agent” is defined in Section 3.2(a).
     “Effective Time” is defined in Section 2.2.
     “Environmental Laws” is defined in Section 4.15(c).
     “ERISA” is defined in Section 4.14(a).
     “ESPP” means the Company’s 2001 Employee Stock Purchase Plan.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “FCC” means the Federal Communications Commission.

     “Financial Statements” is defined in Section 4.4(a).
     “Financing” is defined in Section 5.7(a).
     “FTC” means the United States Federal Trade Commission.
     “GAAP” means accounting principles generally accepted in the United States of America.
     “Government Approvals” is defined in Section 4.10(a).
     “Governmental Entity” means:
(i)	any national, state, provincial, local, municipal, foreign or other government;

(ii)
any governmental or quasi-governmental entity of any nature (including any agency, branch, department, board, commission, court, tribunal, or other entity exercising governmental or quasi-governmental power);

(iii)	any body exercising any public administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(iv)	any official or political subdivision of the foregoing.
     “GPSC” means the Georgia Public Service Commission.
     “Hazardous Materials” is defined in Section 4.15(d).
     “HSR Act” is defined in Section 6.4(b).
     “Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Person, (iv) all guaranties of such Person in connection with any of the foregoing or the following, (v) all capital lease obligations of such Person, (vi) all indebtedness for the deferred purchase price of property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business), (vii) all of the foregoing to the extent secured by any property of such Person and (viii) non-trade intercompany receivables and payables of such Person.
     “Indemnified Party” is defined in Section 6.9(a).
     “Intellectual Property” is defined in Section 4.22(b).

     “Knowledge” is defined in Section 1.2(j).
     “Law” means any applicable federal, state, provincial, regional, local, municipal, foreign or other law, treaty, constitution, statute, regulation, code, ordinance, rule, order, injunction decree, ruling, arbitration award, agency requirement, license, permit or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity or principle of common law.
     “Liens” is defined in Section 4.3(b).
     “Material Adverse Change” or “Material Adverse Effect” means with respect to any Person, any change or effect that either individually or in the aggregate is materially adverse to the business, assets, operations, properties, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Change or Material Adverse Effect: (a) any failure of such Person to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending prior to, on or after the date of this Agreement (it being understood that the underlying cause or causes of any such failure may be deemed to constitute, in and of itself and themselves, a Material Adverse Effect and may be taken into consideration when determining whether there has occurred a Material Adverse Effect); (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger including the absence of consents, waivers or approvals relating to the Merger from any Governmental Entity or other Person; (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting: (i) the telecommunications industry as a whole that are not specifically related to such Person and do not have a disproportionate adverse effect on such Person, or (ii) the United States economy as a whole, including changes in economic and financial markets and regulatory or political conditions, whether resulting from acts of terrorism, war or otherwise, that do not have a disproportionate adverse effect on such Person; or (d) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in GAAP or any change in applicable Laws or the interpretation or enforcement thereof that, in each case, do not have a disproportionate adverse effect on such Person.
     “Material Contracts” is defined in Section 4.18.
     “Merger” is defined in the Recitals.
     “Merger Consideration” is defined in Section 3.1(a).
     “Merger Sub” is defined in the Preamble.
     “Merger Sub Common Stock” is defined in Section 3.1(d).

     “NASDAQ” is defined in Section 6.8(d).
     “NCBCA” is defined in the Recitals.
     “NCUC” means the North Carolina Utilities Commission.
     “Notice of Superior Proposal” is defined in Section 6.8(b).
     “Parent” is defined in the Preamble.
     “Party” and “Parties” are defined in the preamble.
     “Permitted Liens” means Liens specifically disclosed in the Financial Statements, Liens for taxes not yet due or being contested in good faith (and, with respect to those being contested, for which adequate accruals or reserves have been established in the Financial Statements) or Liens that do not materially detract from the value or materially interfere with any present or intended use of such property or assets (other than Liens securing Indebtedness).
     “Person” means a natural person, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.
     “Preferred Stock” is defined in Section 4.3(a).
     “Preliminary Proxy Statement” is defined in Section 6.2.
     “Proxy Statement” is defined in Section 6.2.
     “Representatives” is defined in Section 6.8(a).
     “Restricted Shares” is defined in Section 6.3(b).
     “Returns” is defined in Section 4.13(a).
     “Rights” is defined in the Recitals.
     “Rights Plan” is defined in the Recitals.
     “Rights Plan Amendment” is defined in the Recitals.
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.
     “SCPSC” means the South Carolina Public Service Commission.
     “SEC” means U.S. Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended.
     “Special Meeting” is defined in Section 6.1.
     “Subsidiary” means, with respect to any Person, any corporation or other entity, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other similar supervising body is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (including any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).
     “Superior Proposal” is defined in Section 6.8(a).
     “Surviving Corporation” is defined in Section 2.1.
     “Tax” or “Taxes” shall have the meanings given such terms in Section 4.13(a).
     “Termination Date” is defined in Section 8.1(b).
     “Title IV Plan” is defined in Section 4.14(d).
     “WARN Act” is defined in Section 6.6(y).
     Section 1.2 Interpretation.
     (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     (b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
     (c) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, recitals, paragraph, exhibit and schedule references are to the articles, sections, recitals, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.
     (d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

     (e) A reference to any Party or to any party to any other contract or document shall include such party’s successors and permitted assigns. A reference to a contract shall include all amendments and modifications thereto.
     (f) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued thereunder or pursuant thereto.
     (g) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
     (h) The words “ordinary course of business” shall be construed to mean consistent in nature, scope and magnitude with past practices.
     (i) The words “currently,” “presently” and words of similar meaning shall mean as of the date hereof and as of the Effective Time.
     (j) As used herein, “knowledge” (or words to such effect) of the Company shall mean actual knowledge of the executive officers of the Company and its Subsidiaries after reasonable inquiry, as the case may be, and “knowledge” (or words to such effect) of the Parent or Merger Sub shall mean the actual knowledge of their executive officers after reasonable inquiry.
     (k) The phrases “transactions contemplated hereby,” “transactions contemplated by this Agreement,” or “on the terms set forth in this Agreement” and terms of similar import shall be deemed to include and refer to, without limitation, the financing arrangements of Parent.
ARTICLE 2
MERGER AND ORGANIZATION
     Section 2.1 The Merger.
     Merger Sub shall be merged with and into the Company at the Effective Time, upon the terms and subject to the conditions hereinafter set forth, as permitted by and in accordance with the NCBCA. Merger Sub and the Company are herein sometimes referred to as the “Constituent Corporations,” and the Company, which shall be the surviving corporation following the effectiveness of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

     Section 2.2 Effective Time.
     If this Agreement is not terminated pursuant to Article 8 hereof, the closing of the Merger (the “Closing”) shall take place at the offices of Moore & Van Allen, PLLC, 100 North Tryon Street, Charlotte, North Carolina 28202, as soon as practicable, but in no event later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article 7 (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions), or at such other place or at such other date as the Parties may mutually agree. At the Closing, the Parties shall cause the Merger to be consummated by filing the Articles of Merger with the Secretary of State of the State of North Carolina, in such form as required by, and executed in accordance with, the relevant provisions of the NCBCA (the date and time of the filing of the Articles of Merger with the Secretary of State of the State of North Carolina, or such later time as is specified in the Articles of Merger and as is agreed to by the Parties hereto, being the “Effective Time”) and shall make all other filings or recordings required under the NCBCA in connection with the Merger.
     Section 2.3 Effect of Merger.
     The Parties agree to the following provisions with respect to the Merger:
     (a) The name of the Surviving Corporation shall from and after the Effective Time be and continue to be “CT Communications, Inc.” until changed in accordance with applicable Law.
     (b) The articles of incorporation of the Company shall be amended and restated to conform to the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time.
     (c) The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with Law, the articles of incorporation of the Surviving Corporation and such bylaws.
     (d) At the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company as the surviving corporation and successor shall succeed to Merger Sub as set forth in Section 55-11-06 of the NCBCA.
     (e) Each of the Parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the initial directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time to be the initial officers of the Surviving Corporation, in each case until their successors are elected and qualified.

ARTICLE 3
CONVERSION OF SECURITIES AT THE EFFECTIVE TIME
     Section 3.1 Conversion of Securities of the Company and Merger Sub.
     At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any of the following securities:
     (a) Each share of common stock of the Company, together with any Rights associated therewith (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 3.1(b) and (c)) shall be cancelled and extinguished and shall be converted automatically into the right to receive an amount equal to $31.50 in cash, without interest (the “Merger Consideration”), payable to the holder thereof, as provided in Section 3.2, upon surrender of the certificate (or evidence of shares of Company Common Stock in book-entry form) formerly representing shares of Company Common Stock (each a “Certificate”) being converted into the right to receive the Merger Consideration, less any required withholding Taxes. As of the Effective Time, such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.
     (b) Each share of Company Common Stock owned by Merger Sub (including shares of Company Common Stock contributed to the Parent by agreement with the Parent which are in turn contributed by the Parent to Merger Sub), if any, immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.
     (c) Each share of Company Common Stock held by Company or any Subsidiary of Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof or the payment of any consideration therefor.
     (d) Each share of Merger Sub’s common stock (“Merger Sub Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.
     (e) The Rights Plan shall be terminated.
     (f) The Company Share Options and Restricted Shares will be converted in accordance with the terms of Section 6.3.

     Section 3.2 Payment of Cash for Company’s Common Stock.
     (a) At the Effective Time, the Parent or Merger Sub shall irrevocably deposit or cause to be deposited with a bank or trust company reasonably acceptable to the Company (the “Disbursing Agent”), as agent for the holders of shares of Company Common Stock, cash in the aggregate amount required to effect conversion of shares of Company Common Stock into the Merger Consideration at the Effective Time pursuant to Section 3.1(a) hereof. Pending distribution pursuant to Section 3.2(b) hereof of the cash deposited with the Disbursing Agent, such cash shall be held in trust for the benefit of the holders of Company Common Stock and the fund shall not be used for any other purposes, and the Parent may direct the Disbursing Agent to invest such cash provided that the Parent shall promptly replace any funds deposited with the Disbursing Agent lost through any investment made pursuant to this Section 3.2(a). Promptly after the Effective Time (but in no event more than three (3) Business Days thereafter), the Surviving Corporation shall cause the Disbursing Agent to mail to each holder of record of Company Common Stock (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon surrender of the Certificates to the Disbursing Agent and which shall be in such form and shall have such other customary provisions and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Each holder of a Certificate or Certificates cancelled on the Effective Time pursuant to Section 3.1(a) hereof may thereafter surrender such Certificate or Certificates to the Disbursing Agent, as agent for such holder of shares of Company Common Stock, which shall effect the exchange of such Certificate or Certificates on such holder’s behalf for a period ending six (6) months after the Effective Time. Any interest and other income resulting from such investments shall promptly be paid to the Parent.
     (b) After surrender to the Disbursing Agent of any Certificate which prior to the Effective Time shall have represented any shares of Company Common Stock together with a letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Disbursing Agent), the Disbursing Agent shall promptly distribute to the Person in whose name such Certificate shall have been registered a check representing the Merger Consideration into which such shares of Company Common Stock shall have been converted at the Effective Time pursuant to Section 3.1(a) hereof. Until so surrendered and exchanged, each such Certificate shall, after the Effective Time, be deemed to represent only the right to receive the Merger Consideration, and any declared but unpaid dividends to which the holder of such Certificate is entitled, and until such surrender and exchange, no cash (other than any such declared but unpaid dividends) shall be paid to the holder of such outstanding Certificate in respect thereof. Each of Parent, the Disbursing Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock, Company Share Options and Restricted Shares such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

     (c) If any cash deposited with the Disbursing Agent for purposes of payment in exchange for shares of Company Common Stock remains unclaimed following the expiration of six (6) months after the Effective Time, such cash shall be delivered to the Surviving Corporation by the Disbursing Agent, and thereafter the Disbursing Agent shall not be liable to any Persons claiming any amount of such cash, and the surrender and exchange shall be effected directly with the Surviving Corporation (subject to applicable abandoned property, escheat and similar Laws). No interest shall accrue or be payable with respect to any amounts which any such holder shall be so entitled to receive. The Surviving Corporation or the Disbursing Agent shall be authorized to pay the cash attributable to any Certificate theretofore issued which has been lost or destroyed, upon receipt of appropriate indemnification and satisfactory evidence of ownership of the shares of Company Common Stock represented thereby.
     (d) None of Merger Sub, the Surviving Corporation or the Disbursing Agent shall be liable to any Person in respect of any shares of retained Company Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
     (e) If payment is to be made to a Person other than the Person in whose name a surrendered Certificate, which prior to the Effective Time shall have represented any shares of Company Common Stock, is registered, it shall be a condition to such payment that the Certificate so surrendered shall be endorsed or shall otherwise be in proper form for transfer, and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation or the Disbursing Agent that such Tax either has been paid or is not payable.
     (f) From and after the Effective Time, the holders of shares of Company Common Stock, Company Share Options and/or Restricted Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, Company Share Options and/or Restricted Shares except as otherwise provided herein or by Law.
     (g) The payment of the Merger Consideration in accordance with the terms of this Article 3 shall be deemed payment in full satisfaction of all rights and obligations of the Company, Parent or the Surviving Corporation pertaining to the Company Common Stock, Company Share Options and the Restricted Shares.
     (h) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented by the record holder to the Surviving Corporation, except as provided in Section 3.2(c), they shall be cancelled and promptly exchanged for the Merger Consideration, less applicable taxes, and any declared but unpaid dividends to which the holder of such Certificate is entitled.

     Section 3.3 Exchange of Merger Sub Common Stock Certificate.
     Immediately after the Effective Time, upon surrender by the record holder of the certificate, duly endorsed in blank, representing the shares of Merger Sub Common Stock outstanding immediately prior to the Effective Time, the Surviving Corporation shall deliver to such record holder a stock certificate, registered in such holder’s name, representing the number of shares of common stock of the Surviving Corporation to which such record holder is so entitled by virtue of Section 3.1(d). Such certificate will bear a legend restricting the transferability of such shares of the Surviving Corporation except in accordance with applicable federal and state securities Laws.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in (i) Company SEC Documents filed since March 7, 2007 and prior to the date hereof (excluding any disclosures in such Company SEC Documents under the heading “Risk Factors” and any other disclosures of risks and uncertainties that are predictive and forward looking in nature and solely to the extent the relevance of the information disclosed in such Company SEC Documents to the representations and warranties set forth in this Article 4 is readily apparent on its face), or (ii) a separate disclosure schedule (the “Company Disclosure Schedule”) which has been delivered by the Company to Parent immediately prior to the execution of this Agreement and signed by an authorized officer of the Company, each section of which qualifies the correspondingly numbered representation and warranty to the extent specified therein and such other representations and warranties to the extent a matter in such section is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty reasonably apparent on its face, (to the extent any information disclosed in the Company SEC Documents conflicts with or is otherwise inconsistent with the information disclosed in the Company Disclosure Schedule, the information disclosed in the Company Disclosure Schedule shall control for purposes of qualifying the representations and warranties set forth in this Article 4) the Company hereby represents and warrants to Merger Sub and the Parent as follows:
     Section 4.1 Organization and Good Standing.
     (a) Each of the Company and its Subsidiaries is a duly organized and validly existing corporation in good standing under the Laws of the state of its incorporation with all requisite power and authority (corporate and other) to own, lease and operate its properties and assets and conduct its business and is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified would not have and would not reasonably be expected to have a Company Material Adverse Effect.
     (b) The Company has heretofore delivered to Parent accurate and complete copies of (i) all minutes of meetings and actions by written consent of the respective boards of directors, or other governing body, of each of the Company and its Subsidiaries and all committees thereof from January 1, 2004 through December 31, 2006, (ii) all minutes of meetings and actions by written consent of the respective shareholders of each of the Company and its Subsidiaries from January 1, 2004 through December 31, 2006 and (iii) drafts of minutes of meetings of the Board of Directors from January 1, 2007 through March 31, 2007.
     Section 4.2 Authorization; Binding Agreement.
     (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby are within the Company’s corporate powers and have been duly and validly authorized by the Board of Directors and, except for Company Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and subject to Company Shareholder Approval, constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (b) general principles of equity (whether considered in an action in equity or at Law) which provide, among other things, that the remedies of specific performance and injunctive and other forms of equitable relief are subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.
     (b) The Board of Directors has unanimously (i) adopted and approved this Agreement and the submission of this Agreement to the Company’s shareholders for approval; (ii) determined that this Agreement and the Merger are advisable and in the best interests of the Company and its shareholders; and (iii) recommended that the Company’s shareholders approve this Agreement and the Merger (the “Board Recommendation”) and none of the aforesaid actions by the Board of Directors in clauses (i) and (ii) has been amended, rescinded or modified except as expressly permitted by Section 6.8 hereof.
     Section 4.3 Capitalization.
     (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, 2,000 shares of preferred stock designated as Four and One-Half Percent Preferred Stock and 17,000 shares of preferred stock designated as Five Percent Preferred Stock (collectively, the “Preferred Stock”). As of April 30, 2007, 20,272,951 shares of Company Common Stock (of which 242,583 were Restricted Shares) were outstanding and no additional shares have been issued since such date except in the ordinary course of business consistent with prior practice pursuant to the ESPP or upon exercise of options to purchase Company Common Stock outstanding on such date. As of the date hereof, no shares of Company Common Stock are held in the treasury of the Company, no shares of Company Common Stock are held by Subsidiaries of the Company, and no shares of Preferred Stock are outstanding.

     (b) Item 4.3(b) of the Company Disclosure Schedule sets forth a true and correct list of all of the Company’s Subsidiaries, together with their respective authorized capital stock and record ownership of all issued and outstanding shares of capital stock of such Subsidiaries. Except as set forth in Item 4.3(b) of the Company Disclosure Schedule or as reflected in “Short-Term Investments” and “Investments” on the Company’s consolidated balance sheet at March 31, 2007, the Company does not have any other Subsidiaries or own or hold, directly or indirectly, any equity, or has not made any investment, in any other Person. All issued and outstanding shares of capital stock of the Company’s Subsidiaries have been duly authorized, validly issued, are fully paid and nonassessable and subject to no preemptive rights and are directly or indirectly owned beneficially and of record by the Company. All issued and outstanding shares of capital stock of the Subsidiaries of the Company are owned by the Company or a Subsidiary of the Company free and clear of all liens, pledges, charges, security interests and other encumbrances or other limitations or restrictions (including any restriction on the right to vote, sell or otherwise dispose of such capital stock) (collectively “Liens”).
     (c) Except for: (1) issued and outstanding Company Common Stock referenced in Section 4.3(a)(i), and (2) up to, but not to exceed, 570,000 shares of Company Common Stock reserved for issuance upon exercise of outstanding Company Share Options, which have an average exercise price of not less than $15.54, at the time of execution of this Agreement and at Closing, no shares of capital stock or other voting securities of the Company or any of its Subsidiaries (whether or not vested) are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company have been duly authorized, validly issued, are fully paid and nonassessable and subject to no preemptive rights. Except for the Company Common Stock, there are no bonds, debentures, notes or other indebtedness or securities of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company or such Subsidiary may vote. Except for the Rights, Company Share Options and the Restricted Shares, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any such Person is bound obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries or obligating such Person to issue, grant, extend or enter into any such security, option, warrant, call right, commitment, agreement, arrangement or undertaking. There are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of the Company or any of its Subsidiaries or any securities of the type described in this Section 4.3(c).
     (d) The names of the optionee of each Company Share Option, the date of grant of each Company Share Option, the number of shares subject to each such Company Share Option, the expiration date of each such Company Share Option, and the price at which each such Company Share Option may be exercised under the Company Stock Plans as of April 30, 2007 are set forth in Item 4.3(d) of the Company Disclosure Schedule.

     (e) The name of each holder of Restricted Shares, the date of issuance, the number of shares of Restricted Shares and the vesting schedule as of April 30, 2007 are set forth in Item 4.3(e) of the Company Disclosure Schedule.
     Section 4.4 Financial Statements; No Undisclosed Material Liabilities.
     (a) All consolidated financial statements of the Company and its Subsidiaries (including the notes to such financial statements) included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 (collectively, the “Financial Statements”) filed pursuant to the Exchange Act (a) complied in all material respects with published rules and regulations of the SEC with respect thereto, (b) are in accordance with the books and records of the Company and its Subsidiaries in all material respects, and (c) present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries and the consolidated results of their operations and their cash flows as of the respective dates and for the respective periods indicated, all in conformity with GAAP applied on a consistent basis through all the periods involved (except, in the case of unaudited interim statements, as indicated in the notes thereto), subject, in the case of unaudited interim statements, to normal year-end audit adjustments.
     (b) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, contingent, absolute or otherwise that are required by GAAP to be disclosed on a consolidated balance sheet other than (i) those disclosed in the Financial Statements, (ii) liabilities or obligations of a nature arising in the ordinary course of business since March 31, 2007, or (iii) those disclosed in Item 4.4(b) of the Company Disclosure Schedule.
     Section 4.5 Absence of Certain Changes or Events.
     Except as disclosed in Item 4.5 of the Company Disclosure Schedule, since March 31, 2007, (a) there has not been any Company Material Adverse Change, (b) there has not been any damage, destruction or loss (whether covered by insurance or not) or event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, had or would reasonably be expected to have a Company Material Adverse Effect, (c) there has been no condition, event or occurrence which could reasonably be expected to prevent, materially hinder or materially delay the ability of the Company to consummate the Merger or the transactions contemplated by this Agreement, and (d) neither the Company nor any of its Subsidiaries have: (1) amended or otherwise changed its articles of incorporation or bylaws or other organizational documents, as applicable; (2) declared, sat aside or paid any dividend or other distribution or payment in cash, stock or property in respect of any of its shares of its capital stock (other than regular quarterly dividends by the Company in an amount not greater than $0.12 per share of Company Common Stock); (3) issued, granted, sold, pledged or transferred or agreed or proposed to issue, grant, sell, pledge or transfer any shares of its capital stock, stock options, warrants, securities or rights of any kind or rights to acquire any such shares, securities or rights, other than Company Share Options and Restricted Shares issued pursuant to Company Benefit Plans to employees of the Company in the ordinary course of business consistent with past practice; (4) split, combined or reclassified any capital stock or issued or authorized the issuance of any other securities in respect of, in lieu of or substitution for shares of capital stock; (5) repurchased, redeemed or otherwise acquired any shares of the capital stock of the Company or any of its Subsidiaries, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any of its Subsidiaries; (6) adopted or amended (except as may be required by Law) any Company Benefit Plan or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee; (7) increased the compensation or fringe benefits of any director, employee or former director or employee or paid any benefit not required by any Company Benefit Plan, other than increases in compensation for employees of the Company and its Subsidiaries and arrangements for new employees that are in the ordinary course of business and consistent with past practice (in terms of frequency, timing and amount) and, with respect to employees other than officers and directors, isolated merit salary increases or bonuses not in the context of any broad-based plan or program; or (8) granted or committed to grant to any employee, officer, shareholder, director, consultant or agent of the Company or any of its Subsidiaries any new or modified severance, change of control, termination, retention or similar arrangement or increase or accelerate any benefits payable under its severance, retention or termination pay policies in effect on the date hereof other than in the ordinary course of business consistent with past practice (in terms of frequency, timing and amount).
     Section 4.6 SEC Reports and Other Documents.
     (a) Since January 1, 2004, the Company has timely filed or furnished, as the case may be, all Company SEC Documents required to be filed or furnished, as applicable, by it with the SEC and all such Company SEC Documents complied as to form in all material respects with the applicable requirements of Law. Each Company SEC Document did not on the date of submission of such reports (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Company’s knowledge, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review.
     (b) The Company and each of its officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder such Act (the “Sarbanes-Oxley Act”) or the Exchange Act, and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.
     Section 4.7 Governmental Consents and Approvals.
     Except as set forth in Item 4.7 of the Company Disclosure Schedule, no consent, waiver, approval, notification, license or authorization of or designation, declaration or filing with any Governmental Entity is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than (a) filings of the Articles of Merger in the State of North Carolina in accordance with the NCBCA, (b) filings required under the HSR Act, (c) the filing of the Proxy Statement and an amendment to the Company’s Registration Statement on Form 8-A with respect to the Rights Plan Amendment with the SEC in accordance with the Exchange Act and such current reports on Form 8-K under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (d) approvals of and filings with the FCC, the NCUC, the GPSC, and the SCPUC as described on Item 7.1(d) of the Company Disclosure Schedule, and (e) such other consents, waivers, approvals, licenses or authorizations, the failure of which to be obtained will not have and would not reasonably be expected to have a Company Material Adverse Effect or will not materially and adversely affect the ability of the Company to consummate the transactions contemplated hereby or otherwise materially interfere with or delay the consummation of the transactions contemplated hereby.
     Section 4.8 No Violation.
     The execution and delivery of this Agreement, the filing by the Company of Articles of Merger in connection with the Merger in the State of North Carolina in accordance with the NCBCA, the consummation by the Company of the transactions contemplated hereby, or compliance by the Company with any of the provisions hereof, will not:
     (a) violate or conflict with any provision of the articles of incorporation or bylaws of the Company or any comparable charter or organizational documents of its Subsidiaries;
     (b) subject to obtaining the approvals and making the filings described in Section 4.7 hereof, cause the Company or any of its Subsidiaries to violate or breach (i) any Law or any judgment, decree, or order of any Governmental Entity applicable to the Company or any of its Subsidiaries or any of their respective properties or (ii) the award of any arbitrator or panel of arbitrators; or
     (c) except as set forth in Item 4.8(c) of the Company Disclosure Schedule, with or without notice or lapse of time, or both, violate, or be in conflict with, or constitute a breach or default under, or permit the termination of, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a benefit under, or, except as contemplated by this Agreement, require the consent of any Person under, or result in the creation of any Lien upon any property of the Company or any of its Subsidiaries under, any agreement, indenture, lease, instrument, permit, concession, franchise, license, understanding or undertaking applicable to the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries (or their respective properties) may be bound, which, in the case of clauses (b) and (c), individually or in the aggregate would have and would not reasonably be expected to have a Company Material Adverse Effect.

     Section 4.9 Legal Proceedings.
     Except as set forth in Item 4.9 of the Company Disclosure Schedule, there is no legal action, suit, complaint, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to the knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries or any of their respective properties, assets, business, or Governmental Approvals before any Governmental Entity or arbitrator of competent jurisdiction, which, individually or in the aggregate, could reasonably be expected (a) to have a Company Material Adverse Effect, (b) to materially and adversely affect the ability of the Company to carry out the Merger or the transactions contemplated by this Agreement, or (c) to delay, materially interfere with, prevent or otherwise make unduly burdensome, the Merger or the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any nature of any Governmental Entity or arbitrator outstanding or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries having or which would be reasonably expected to have any such effect. Neither the Company nor any of its Subsidiaries have received any written notice of any condemnation or eminent domain proceeding affecting any owned or leased real property, and, to the knowledge of the Company, no such action or proceeding has been threatened.
     Section 4.10 Governmental Authorizations; Compliance with Law.
     (a) The Company and its Subsidiaries possess from the appropriate Governmental Entity, whether federal, state or local, all licenses, permits, authorizations, approvals, franchises, filings, authorizations and rights (“Government Approvals”) that are necessary for the Company and its Subsidiaries to own, lease, and operate their properties and assets or engage in the respective businesses currently conducted by them, except in those instances in which failure to possess Government Approvals, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect or materially interfere with or delay the transactions contemplated hereby. The Company and its Subsidiaries are in compliance with all applicable federal, state and local Laws, individually or in the aggregate, except where the failure to so comply, has not had or would not reasonably be expected to result in a Company Material Adverse Effect.
     (b) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The management of the Company has completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2006, and such assessment concluded that such controls were effective to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2006, to the Company’s independent registered accounting firm and the audit committee of the Board of Directors (A) all significant deficiencies in the design or operation of internal controls over financial reporting and any material weaknesses, which by definition have more than a remote chance to materially adversely affect the Company’s ability to record, process, summarize and report financial data (as defined in Rule 13a-15(f) of the Exchange Act) and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting for the quarter ended March 31, 2007. The Company has made available to Parent a summary of any such disclosures made by management to the accounting firm or audit committee for the year ended December 31, 2006.
     (c) Neither the Company nor any of its Subsidiaries is in violation of any requirement of applicable Law related to privacy, data protection or the collection and use of personal information gathered or used by the Company and its Subsidiaries applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound, except for conflicts, violations and defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     Section 4.11 Brokers and Finders.
     Except as set forth in Item 4.11 of the Company Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or its Subsidiaries.
     Section 4.12 Fairness Opinion and Approval by the Board of Directors.
     On or prior to the date hereof, the Board of Directors unanimously approved the terms of this Agreement in accordance with applicable Law and the Company’s articles of incorporation (including without limitation Article 12 thereof) and bylaws and received an opinion from Raymond James & Associates, Inc. as of the date hereof, that, from a financial point of view, the consideration to be received by the holders of Company Common Stock pursuant to the Merger is fair to them, a true and complete copy of such written opinion has been or will promptly be delivered to the Parent following its receipt by the Board of Directors. Such opinion has not been withdrawn, revoked, or otherwise modified as of the date of this Agreement. The Company has delivered a complete and accurate copy of such opinion to Parent (which such opinion shall be included in the Proxy Statement delivered to the Company’s shareholders).

     Section 4.13 Taxes.
     (a) All Returns (as hereinafter defined) required to be filed by or with respect to the Company and its Subsidiaries have been filed on a timely basis, except where the failure to file such Returns would not individually or in the aggregate have and would not reasonably be expected to have a Company Material Adverse Effect. All such Returns were correct and complete in all material respects. There are no material deficiencies for Taxes that have been asserted or assessed against the Company or its Subsidiaries that remain unpaid. The Company and its Subsidiaries have paid or made adequate provision in all material respects in the Financial Statements (other than reserves for deferred income Taxes established to reflect differences between book basis and Tax basis of assets and liabilities) for the payment of all Taxes due and owing by the Company and its Subsidiaries, whether or not shown on any Return. The term “Tax” or “Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, franchise, sales, use, withholding, employment, property alternative or add-on minimum, environmental (including Taxes under Section 59A of the Code) or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto. The term “Returns” means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     (b) Item 4.13(b) of the Company Disclosure Schedule lists all Returns that are currently the subject of audit. Except as set forth on Item 4.13(b) of the Company Disclosure Schedule neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statute of limitations period on the assessment of any material Taxes, which period (after giving effect to such extension or waiver) has not expired. Neither the Company nor any of its Subsidiaries has granted a power of attorney with respect to any matter relating to any material Tax. No claim has been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Returns that it is or may be subject to Tax in that jurisdiction.
     (c) The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid by the Company or such Subsidiary in connection with amounts paid or owing to any employee, independent contractor, shareholder, partner, or other third party.
     (d) Except as disclosed in Item 4.13(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement, contract, arrangement or plan that could obligate it to make any payments that will not be deductible under Section 280G of the Code or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code. No director, officer or employee of the Company or any of its Subsidiaries is entitled to receive any additional payment from the Company, any of its Subsidiaries or any other Person in the event that the excise Tax required by Section 4999(a) of the Code, any Tax imposed under Section 409A of the Code or any other Tax is imposed on such individual.
     (e) No material claim for unpaid Taxes has become a Lien (other than a Permitted Lien) of any kind against the property or assets of the Company or any of its Subsidiaries.

     (f) None of the Returns filed by or on behalf of the Company or any Subsidiary of the Company contains or will contain a disclosure statement under Sections 6662 and 6662A of the Code or any similar provisions of Law.
     (g) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes other than such an agreement exclusively between or among the Company and any of its Subsidiaries, and neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a material consolidated income Return (other than a group the common parent of which is the Company) or (B) has any material liability (including as a result of any agreement or obligation to reimburse or indemnify) for the Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise.
     (h) Neither the Company nor any of its Subsidiaries: (A) has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except where such adjustments do not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or (B) constituted either a “distributing corporation” or a “controlled corporation’’ (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (I) in the two years prior to the date of this Agreement or (II) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.
     (i) No excess loss account (within the meaning of Treasury Regulation 1.1502-19) exists with respect to the Company or any Subsidiary of the Company.
     Section 4.14 Employee Benefits and Labor Matters.
     (a) Item 4.14(a) of the Company Disclosure Schedule lists all employee benefit plans, programs, arrangements, funds, policies, practices, or contracts and samples of representative employment agreements with respect to which, through which, or under which the Company or any of its Subsidiaries has any material liability to provide benefits or compensation to or on behalf of employees, former employees, or independent contractors of the Company or any of its Subsidiaries, whether formal or informal, whether or not written, including any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), any multiemployer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA), and any stock purchase, stock option, severance, employment, change in control, fringe benefit, collective bargaining, bonus, incentive, or deferred compensation arrangement (collectively, the “Company Benefit Plans”). The Company has made available to the Parent a true and complete copy of the following documents, if applicable, with respect to each Company Benefit Plan: (i) all documents setting forth the terms of the Company Benefit Plan, or if there are no such documents evidencing the Company Benefit Plan, a full description of the Company Benefit Plan, (ii) the ERISA summary plan description and any other written summary of plan provisions provided to participants or beneficiaries for each such Company Benefit Plan, (iii) the annual report (Form 5500 series), required under ERISA or the Code, filed for the most recent plan year and most recent financial statements or periodic accounting of related plan assets with respect to each Company Benefit Plan, and (iv) the most recent favorable determination letter, opinion, or ruling from the Internal Revenue Service for each Company Benefit Plan, the assets of which are held in trust, to the effect that such trust is exempt from federal income Tax.
     (b) Each Company Benefit Plan has at all times been maintained, by its terms and in operation in all material respects, in accordance with the Code, ERISA, and other applicable Law. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and any related trust that is intended to be tax-exempt under Section 501(a) of the Code, has received a favorable determination letter from the Internal Revenue Service to the effect that such plan is qualified under the Code and such trust is tax-exempt, and any such determination letter remains in effect and has not been revoked. The Company is not aware of any reason why any such determination should be revoked or not reissued. All contributions required to be made prior to Closing under the terms of each Company Benefit Plan, the Code, ERISA, or other applicable Law have been or will be timely made, and adequate reserves have been provided for by the Company with respect to all accrued benefits attributable to service on or prior to the Closing.
     (c) Except as disclosed in Item 4.14(c) of the Company Disclosure Schedule, each Company Benefit Plan may be amended or terminated at any time without any obligation or liability other than for benefits accrued prior to such amendment or termination, or as required to be vested pursuant to applicable Law as a result of such amendment or termination. There are no actions, audits, suits, or claims which are pending or, to the knowledge of the Company threatened, against any Company Benefit Plan, except claims for benefits made in the ordinary course of the operation of such plans that, if adversely determined, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any material liability, Tax, or penalty whatsoever to any Person whomsoever as a result of the Company or any of its Subsidiaries engaging in a prohibited transaction under ERISA or the Code. To the knowledge of the Company, no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any trade or business (whether or not incorporated) which together with the Company is treated as a single employer under Section 414(b), (c), (m), or (o) of the Code (“Company ERISA Affiliate”), to any material liability, Tax, or penalty imposed by ERISA, the Code, or other applicable Law.
     (d) Except as disclosed in Item 4.14(d) of the Company Disclosure Schedule, neither the Company nor any Company ERISA Affiliate maintains, nor has at any time established or maintained, nor has at any time been obligated to make, or made, contributions to or under any plan subject to Title IV of ERISA (a “Title IV Plan”). No “accumulated funding deficiency,” as defined in Section 412 of the Code, has been incurred with respect to any Title IV Plan Company Benefit Plan subject to such Section 412, whether or not waived. No “reportable event,” within the meaning of Section 4043 of ERISA, and no event described in Sections 4062 or 4063 of

ERISA, has occurred in connection with any Company Benefit Plan. Neither the Company nor any Company ERISA Affiliate thereof has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur prior to the Effective Time (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any Title IV Plan or (B) any liability under Section 4971 of the Code that in either case could become a liability of Parent or any of its Affiliates after the Effective Time. None of the Company or any of the Company ERISA Affiliates make contributions or has any obligation to make contributions to any multiemployer plan (as defined in Section 3(37) of ERISA).
     (e) Neither the Company nor any of its Subsidiaries is a party to or is bound by any labor or collective bargaining agreement, and, as of the date of this Agreement and to the knowledge of the Company, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company or any of its Subsidiaries.
     (f) There are no strikes, work slowdowns, work stoppages, lockouts, arbitrations, grievances, unfair labor practice charges or complaints pending or, to the knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has experienced any such strikes, slowdowns, work stoppages, lockouts, arbitrations, grievances, unfair labor practice charges or complaints within the past three years, that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is in compliance with all applicable Laws relating to labor, employment, termination of employment or similar matters and has not engaged in any unfair labor practices or similar prohibited practices except in each case for any instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
     (g) Each “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) sponsored, maintained or participated in by the Company or any of its Subsidiaries (or to which the Company or any of its Subsidiaries is (or was) a party) at any time since January 1, 2005 has been operated and administered since January 1, 2005, in all material respects, in good faith compliance with Section 409A of the Code and any guidance issued by the United States Treasury Department or the IRS thereunder (including IRS Notice 2005-1 and the proposed Treasury regulations issued on September 29, 2005), to the extent applicable to such plan.
     Section 4.15 Environmental Matters.
     (a) Except as disclosed on Item 4.15(a) of the Company Disclosure Schedule and those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, (ii) there is no notice of violation in writing, investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any real property currently or, to the knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries, (iii) neither the Company nor any of its Subsidiaries has received any written notice of, or entered into, any order, settlement, judgment, injunction or decree (or, to the knowledge of the Company, has agreed to perform or entered into any contractual obligation with a reasonable likelihood of requiring a material payment) involving uncompleted, outstanding or unresolved obligations, liabilities or requirements relating to or arising under Environmental Laws; and (iv) to the knowledge of the Company, no Hazardous Materials have been released at, on, above, under or from any properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, nor to the knowledge of the Company are there any conditions or circumstances at any properties currently or formerly owned, leased or operated by the Company that have or would reasonably be expected to give rise to material liability for the Company or any of its Subsidiaries under any Environmental Law.
     (b) To the knowledge of the Company, copies of all material environmental and health and safety reports or assessments or other material communications or documentation concerning environmental, health and safety matters in the Company’s possession, as of the date hereof, relating to the Company and any of its Subsidiaries and any real property owned, operated or leased by the Company or any of its Subsidiaries, have been made available to the Parent prior to the date hereof, to the extent any of the issues identified in any such reports, assessments or other communications or documentation would reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.
     (c) For purposes of this Agreement, “Environmental Laws” shall mean all applicable Laws relating to (i) the protection or remediation of the environment, including soil and subsurface soil, surface water, groundwater, drinking water, indoor and ambient air, and natural resources, (ii) human health and safety as affected by exposure to Hazardous Materials, or (iii) the presence, use, management, assessment, remediation, transportation, treatment, storage, disposal or recycling of any Hazardous Materials.
     (d) For purposes of this Agreement, “Hazardous Materials” shall mean any material, substance, or waste defined or regulated as hazardous, toxic, a pollutant, a contaminant or words of similar meaning, including petroleum and petroleum byproducts and any fraction thereof, asbestos and asbestos containing material, mold of the concentrations and levels that would reasonably be likely to adversely affect human health, radon or polychlorinated biphenyls, in non-utility owned electrical equipment.
     Section 4.16 Required Vote; Dissenters’ Rights.
     The affirmative vote of a majority of the shares of Company Common Stock is the only vote of the holders of any class or series of the Company’s securities necessary to approve this Agreement, the Merger and the transactions contemplated hereby (the “Company Shareholder Approval”). No shareholder of the Company or any of its Subsidiaries shall be entitled to perfect dissenters’, appraisal or similar rights in connection with the Merger and the transactions contemplated hereby.
     Section 4.17 State Takeover Statutes.
     No state takeover statute or similar statute or regulation of the State of North Carolina (and, to the knowledge of the Company after due inquiry, of any other state or jurisdiction), applies or purports to apply to this Agreement, the Merger, or any of the other transactions contemplated hereby. No provision of the articles of incorporation, by-laws or other governing instruments of the Company or any of its Subsidiaries would, directly or indirectly, restrict or impair the ability of Merger Sub or its Affiliates to vote, or otherwise to exercise the rights of a shareholder with respect to, securities of the Company or any of its Subsidiaries that may be acquired or controlled by Merger Sub or its Affiliates or permit any shareholder to acquire securities of the Company on a basis not available to Merger Sub in the event that Merger Sub were to acquire securities of the Company. The Board of Directors has duly, validly and unanimously approved and taken all corporate action required to be taken for the consummation of the transactions contemplated by this Agreement.
     Section 4.18 Material Contracts.
     The Company has filed each agreement, understanding or undertaking that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.
     Item 4.18 of the Company Disclosure Schedule sets forth a true and complete list, and the Company has made available to Parent true and complete copies, of:
     (a) other than Governmental Approvals held by the Company and any of its Subsidiaries imposing geographical limitations on operations, each agreement, understanding or undertaking to which the Company or any of its Subsidiaries is a party that restricts in any material respect the ability of the Company or any of its Subsidiaries to compete in any business or with any Person in any geographical area;
     (b) each loan and credit agreement, note, debenture, bond, indenture or other similar agreement pursuant to which any Indebtedness of the Company or any of its Subsidiaries, in each case in excess of $100,000, is outstanding or may be incurred, other than any such agreement between or among the Company and its wholly owned Subsidiaries;
     (c) except for purchase and sales orders entered into the ordinary course of business, each agreement, understanding or undertaking to which the Company or any of its Subsidiaries is a party for the future acquisition or disposition by the Company or any of its Subsidiaries of properties or assets that, in each case, have a fair market value or purchase price of more than $500,000;

     (d) each partnership, joint venture or other similar agreement or understanding to which the Company or any of its Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company and its Subsidiaries;
     (e) other than contracts and plans disclosed in Item 4.14(a) of the Company Disclosure Schedule, any contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
     (f) other than those agreements, understandings or undertakings set forth on Item 4.8(c) of the Company Disclosure Schedule, any agreement, understanding or undertaking which could prevent or materially delay the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated hereby on a timely basis; and
     (g) any agreement, contract or binding commitment with a video content provider requiring fixed payments after the date hereof under any such agreement exceeding $250,000 per year or which is not terminable without penalty upon less than 12 months’ notice.
     Each agreement, understanding or undertaking of the type described in the first paragraph of this Section 4.18 and in clauses (a) through (g) above, and each lease agreement for any material leased real property, is referred to herein as a “Material Contract”. Neither the Company nor any of its Subsidiaries is, or has received any notice or has any knowledge that any other party is, presently in default in any respect under any Material Contract, except for those defaults which could not reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect; and there has not occurred and is presently existing any event that with the lapse of time or the giving of notice or both would constitute such a material default. Each Material Contract is a valid, binding and legally enforceable obligation of the Company or one of its Subsidiaries, as the case may be, and, to the knowledge of the Company, of the other parties thereto, and is in full force and effect, except for such failures to be valid, binding and legally enforceable or to be in full force and effect as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     Section 4.19 Information in Proxy Statement.
     The Definitive Proxy Statement (or any amendment thereof or supplement thereto), on the date mailed to the Company’s shareholders and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied by the

Parent or Merger Sub for inclusion in the Definitive Proxy Statement. The Definitive Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.
     Section 4.20 Properties.
     (a) Except with respect to Permitted Liens, each of the Company and its Subsidiaries have good and sufficient, valid and marketable title to its owned real property free and clear of all Liens that, individually or in the aggregate, would have or would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Item 4.20(a) of the Company Disclosure Schedule, there are no outstanding contracts for the purchase or sale of any material real property of the Company or any of its Subsidiaries.
     (b) The Company and its Subsidiaries hold good and valid leasehold title to leased real property they occupy, free of all Liens except for Permitted Liens. Other than such exceptions which as would not have and would not reasonably be expected to have a Company Material Adverse Effect, all real property leases of the Company or any of its Subsidiaries are in full force and effect and grant in all respects the leasehold estates or rights of occupancy or use they purport to grant. There are no existing defaults (either on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto) under any such real property lease and no event has occurred and is presently existing which, with notice or the lapse of time, or both, would constitute a default (either on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto) under any of such real property leases, except for any of the foregoing which, individually or in the aggregate, would not have and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Item 4.20(b) of the Company Disclosure Schedule, the consummation of the Merger will not result in the occurrence of a default under any material real property leases of the Company or any of its Subsidiaries (whether pursuant to a “change in control” provision in the real property leases or otherwise).
     (c) The Company and each of its Subsidiaries owns or has the lawful right to use all assets, properties, operating rights, easements, contracts, leases, and other instruments necessary to operate their respective businesses as presently conducted in all material respects.
     Section 4.21 Rights Agreement.
     The Company has taken all necessary action to render the Rights Plan inapplicable to any transaction between Parent and the Company (including their respective Subsidiaries), including execution of the Rights Plan Amendment which provides that the entering into of this Agreement and the consummation of the transactions contemplated hereby, do not and will not, (a) result in any Person being deemed to have become an Acquiring Person (as defined in the Rights Plan), (b) result in the ability of any Person to exercise any Rights under the Rights Plan, (c) enable or require the Rights to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable or (d) enable the Company to exchange any Rights for shares of Company Common Stock pursuant to the Rights Plan. No Distribution Date (as defined in the Rights Plan) or similar event has occurred or will occur by reason of (i) the adoption, approval, execution or delivery of this Agreement, (ii) the public announcement of such adoption, approval, execution or delivery or (iii) the consummation of the transactions contemplated hereby and thereby. The Rights Plan, as so amended, has not been further amended or modified. Copies of the Rights Plan Amendment have been previously provided to Parent.
     Section 4.22 Intellectual Property Matters.
     (a) Item 4.22(a) of the Company Disclosure Schedule sets forth a true and complete list of all registered trademarks and servicemarks Intellectual Property (as defined below) registrations and applications for registration of trademarks and servicemarks owned by the Company or its Subsidiaries (such Intellectual Property, “Company Registered IP”). All Company Registered IP is valid, enforceable, in full force and effect and has not been abandoned or canceled, and no claims are pending or, to the knowledge of the Company, have been threatened challenging the validity of Company Registered IP or the Company’s and its Subsidiaries’ ownership thereof.
     (b) Except for those matters which, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens, other than Permitted Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted by it, (ii) to the knowledge of the Company, the use of any Intellectual Property by the Company and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any of its Subsidiaries acquired the right to use any Intellectual Property, (iii) to the knowledge of the Company, no Person is challenging or infringing upon or otherwise violating any Intellectual Property owned or licensed by the Company or its Subsidiaries and (iv) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property owned or licensed by the Company or its Subsidiaries and no Intellectual Property owned or licensed by the Company or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For the purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, brand names, slogans, certification marks, trade dress, Internet domain names, e-mail domain names and other indications of origin, the goodwill associated with the foregoing and the registrations in any jurisdiction in the United States or any other jurisdiction throughout the world of, and applications in any such jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas and improvements thereto, whether patentable or not and whether reduced or not reduced to practice, in any such jurisdiction; patents, applications for patents (including divisions, continuations, continued prosecution applications, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any such jurisdiction; know-how, trade secrets and confidential information and rights in any such jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any such jurisdiction; and registrations or applications for registration of copyrights in any such jurisdiction, and any renewals or extensions thereof.

     Section 4.23 Communications Regulatory Matters.
     (a) Item 4.23 of the Company Disclosure Schedule sets forth a complete and accurate list of all Governmental Approvals issued by the FCC, the NCUC, the GPSC and the SCPUC held by the Company and its Subsidiaries required for the Company and its Subsidiaries to operate their business in the ordinary course (the “Company Licenses”). Item 4.23 of the Company Disclosure Schedule also identifies the type of such license or approval and the entity holding such license or approval and specifically identifying the license that is used in the operation of the business and such that are subject to the First Amended and Restated Joint Operating Agreement, dated September 28, 2000, with AT&T (as successor-in-interest to BellSouth Personal Communications, LLC).
     (b) Each Company License is valid and in full force and effect and has not been suspended, revoked, cancelled or adversely modified, except where the failure to be in full force and effect, or the suspension, revocation, cancellation or modification of which has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No Company License is subject to (i) any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements would have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or (ii) any pending regulatory proceeding (other than those affecting the telecommunications industry generally) or judicial review before a Governmental Authority, unless such pending regulatory proceedings or judicial review would have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and the Company Subsidiaries have no knowledge of any event, condition or circumstance that would preclude any Company License from being renewed in the ordinary course (to the extent that such Company License is renewable by its terms), except where the failure to be renewed has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     (c) The licensee of each Company License is in compliance with each Company License and has fulfilled and performed all of its material obligations with respect thereto, including all reports, notifications and applications required by the Communications Act of 1934, as amended, or the FCC rules or similar rules, regulations, policies, instructions and orders of the NCUC, the GPSC and the SCPUC and the payment of all regulatory fees, except (i) for exemptions, waivers or similar concessions or allowances and (ii) where such failure to be in compliance, fulfill or perform its obligations or pay such fees or contributions has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     Section 4.24 Affiliate Transactions.
     Except as disclosed in the Company SEC Documents, there are no transactions or contracts of the type that would be required to be disclosed by the Company under Item 404 of Regulation S-K.

     Section 4.25 Swap Agreements.
     Other than the Company Stock Plans, neither the Company nor any of its Subsidiaries is party to any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
     Section 4.26 CTC Long Distance Services, LLC.
     At March 31, 2007, CTC Long Distance Services, LLC had a net book value of not more than $5,000,000.
     Section 4.27 No Other Representations or Warranties.
     Except for the representations and warranties made by the Company in this Article 4, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Parent or any of its Affiliates or representatives of any documentation, forecasts, projections or other information with respect to any one or more of the foregoing.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND THE PARENT
     Merger Sub and the Parent hereby represent and warrant to the Company as follows:
     Section 5.1 Organization and Good Standing.
     Each of Merger Sub and the Parent is a duly organized and validly existing corporation in good standing under the Laws of the state of its incorporation. Each of Merger Sub and the Parent has heretofore delivered to the Company accurate and complete copies of its articles or certificate of incorporation and bylaws as currently in effect. The Parent and Merger Sub are duly licensed or qualified to do business and are in good standing in each jurisdiction in which the nature of the business conducted by them or the character or location of their properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing (or equivalent status), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
     Section 5.2 Authorization; Binding Agreement.
     The Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger and the transactions contemplated hereby are within Parent and Merger Sub’s corporate powers, have been duly and validly authorized by its respective board of directors, and this Agreement has been adopted by the shareholders of Merger Sub in accordance with the NCBCA and its articles of incorporation and bylaws. No other corporate proceedings on the part of Merger Sub or the Parent are necessary to authorize this Agreement, the Merger and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Parent and Merger Sub and constitutes a legal, valid and binding agreement of Merger Sub and the Parent, enforceable against the Parent and Merger Sub in accordance with its terms except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to or limiting creditors, rights generally, and (b) general principles of equity (whether considered in an action in equity or at Law) which provide, among other things, that the remedies of specific performance and injunctive and other forms of equitable relief are subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.
     Section 5.3 Capitalization.
     The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock of which 100 are issued and outstanding on the date hereof and are beneficially owned by the Parent. All of the shares of Merger Sub Common Stock outstanding at the Effective Time (i) will have been duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) will be beneficially owned by the Parent. Merger Sub has not granted any outstanding option, warrant, subscription or other right, or entered into any agreement or commitment which either (a) obligates Merger Sub to issue, sell, repurchase or transfer any shares of the capital stock of Merger Sub or (b) restricts the transfer of, or otherwise encumbers, shares of Merger Sub Common Stock. Merger Sub has no treasury stock.
     Section 5.4 No Violation.
     Neither the execution and delivery of this Agreement, the filing of the Articles of Merger nor the consummation by Merger Sub and the Parent of the transactions contemplated hereby, nor compliance by the Parent or Merger Sub with any of the provisions hereof, will:
     (a) violate or conflict with any provision of the charter documents or bylaws of Merger Sub or the Parent;
     (b) subject to obtaining the approvals and making the filings described in Section 5.5 hereof, violate or breach any statute or Law or any judgment, decree or order of any Governmental Entity applicable to Merger Sub or the Parent or any of their properties; or
     (c) with or without notice or lapse of time, or both, violate, or be in conflict with, or constitute a breach or default under, or permit the termination of, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or except as contemplated by this

Agreement, require the consent of any Person under, or result in the creation of any Lien upon any property of Merger Sub or the Parent under, any agreement, indenture, lease or instrument, permit, concession, franchise, license or understanding or undertaking applicable to Merger Sub or the Parent to which Merger Sub or the Parent is a party or by which Merger Sub or the Parent (or its properties) may be bound, which in the aggregate would have or would not reasonably be expected to have a Parent Material Adverse Effect.
     Section 5.5 Governmental and Other Consents and Approvals.
     No consent, waiver, approval, notification, license or authorization of or designation, declaration or filing with any Governmental Entity is required in connection with the execution or delivery by the Parent and Merger Sub of this Agreement or the consummation by the Parent or Merger Sub of the transactions contemplated hereby, other than (a) filings of the Articles of Merger in the State of North Carolina in accordance with the NCBCA, (b) filings required under the HSR Act, (c) filings required under the Exchange Act, (d) approvals of and filings with the FCC, the NCUC, the GPSC and the SCPUC, and (e) such other consents, waivers, approvals, licenses or authorizations, the failure of which to be obtained will not have and would not reasonably be expected to have a Parent Material Adverse Effect or will not materially and adversely affect the ability of the Parent or Merger Sub to consummate the transactions contemplated hereby or otherwise materially interfere with or delay the consummation of the transactions contemplated hereby.
     Section 5.6 Proxy.
     The information furnished to the Company by Merger Sub and the Parent specifically for inclusion in the Definitive Proxy Statement or any amendment or supplement thereto, or specifically for inclusion in any other documents filed with the SEC by the Company in connection with the Merger, shall, with respect to the Definitive Proxy Statement at the time the Definitive Proxy Statement is mailed and at the time of the Special Meeting, and, with respect to any other documents, at the time of filing with the SEC and at the time of such Special Meeting, not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
     Section 5.7 Financing.
     (a) The Parent has, as of the date of this Agreement, and will have, as of the Closing, sufficient funds available to pay all amounts payable by the Parent or Merger Sub pursuant to this Agreement and has no reason to believe that such funds will not be available to the Parent and Merger Sub on a timely basis to pay all amounts payable by either of them pursuant to this Agreement (the “Financing”).
     (b) In connection with the consummation of the transactions contemplated hereby and the incurrence of any indebtedness, if any, by the Parent or any of its Affiliates therewith, the Parent does not intend that the Company and the Subsidiaries would incur, and does not believe that the Company and the Subsidiaries will incur, debts that would be beyond the ability of the Company and the Subsidiaries to pay as such debts as they mature.
     Section 5.8 Brokers and Finders.
     Other than Stephens Inc., neither the Parent nor Merger Sub has engaged any broker, finder or investment banker which engagement would require the payment of any brokerage, finder’s or other fees by the Company in connection with the transactions contemplated hereby.
     Section 5.9 No Prior Activities.
     Merger Sub has not incurred, and will not incur, directly or through any Subsidiary, any liabilities or obligations, except those incurred in connection with its organization or with the negotiation of this Agreement and the Financing. Except as contemplated by this Agreement, Merger Sub has not engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any Person or entity, or become subject to or bound by any obligation or undertaking.
     Section 5.10 Legal Matters.
     There is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to the knowledge of Merger Sub or the Parent, threatened against or affecting Merger Sub or the Parent or any of its properties, assets, business, or Governmental Approvals before any Governmental Entity or arbitrator, which, individually or in the aggregate, could reasonably be expected (a) to have a Parent Material Adverse Effect or (b) to materially and adversely affect the ability of Merger Sub or the Parent to carry out, or prevent or make unduly burdensome, the Merger or the transactions contemplated by this Agreement.
     Section 5.11 No Other Representations or Warranties.
     Except for the representations and warranties made by the Parent and Merger Sub in this Article 5, neither the Parent, Merger Sub nor any other Person makes any representation or warranty with respect to the Parent, Merger Sub or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or representatives of any documentation, forecasts, projections or other information with respect to any one or more of the foregoing.
ARTICLE 6
ADDITIONAL AGREEMENTS IN CONNECTION WITH THE MERGER
     Section 6.1 Shareholders’ Approval.
     Except as expressly permitted by Section 6.8, the Company shall take all actions reasonably necessary in accordance with applicable Law and its articles of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as soon as reasonably practicable after the date hereof for the purpose of obtaining the Company Shareholder Approval (the “Special Meeting”). The Company may not adjourn or postpone the Special Meeting if there are sufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting and the Company believes such shares will be voted in number sufficient to approve and adopt this Agreement and the Merger. Except as expressly permitted by Section 6.8, the Company shall, through the Board of Directors, include the Board Recommendation in the Preliminary Proxy Statement and the Definitive Proxy Statement. The Company shall use its reasonable best efforts, except as expressly permitted by Section 6.8, to obtain the Company Shareholder Approval. The Company’s obligation to call, give notice of and hold the Special Meeting in accordance with this Section 6.1 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Proposal or other Acquisition Proposal, or by any withdrawal or modification of the Board Recommendation.
     Section 6.2 Proxy Materials.
     In connection with the Special Meeting and as soon as reasonably practicable following the date hereof, the Company shall prepare and file a preliminary proxy statement relating to the transactions contemplated by this Agreement and the Merger (the “Preliminary Proxy Statement”) with the SEC and shall use its reasonable best efforts (a) to respond to the comments of the SEC, (b) to cause the Preliminary Proxy Statement to be cleared by the SEC as soon after such filing as reasonably practicable, and (c) to cause a definitive proxy statement to be mailed to the Company’s shareholders (the “Definitive Proxy Statement” and collectively with the Preliminary Proxy Statement, the “Proxy Statement”) all as soon as reasonably practicable; provided, that prior to the filing of each of the Preliminary Proxy Statement and the Definitive Proxy Statement, the Company shall consult with Parent with respect to such filings and shall afford Parent reasonable opportunity to comment thereon. Parent shall provide the Company with any information for inclusion in the Preliminary Proxy Statement and the Definitive Proxy Statement which may be required under applicable Law and which is reasonably requested by the Company. The Company shall promptly provide to Parent copies of, consult with Parent regarding and afford Parent a reasonable opportunity to comment on, written responses with respect to any written comments received from the SEC with respect to the Proxy Statement and shall promptly advise Parent of the substance of any material oral SEC comments. The Proxy Statement shall comply as to form in all material respects with the Securities Act and the Exchange Act, respectively.
     Section 6.3 Termination of Company Share Option Plans; Treatment of Other Equity Compensation Awards
     (a) As of the Effective Time, each option to purchase shares of Company Common Stock (“Company Share Options”) granted under any stock option plans or other equity-related compensation plans of the Company (the “Company Stock Plans”) or otherwise granted by the Company, which, in each case, is outstanding immediately prior to the Effective Time (whether vested or unvested, exercisable or not exercisable), shall be deemed canceled by the Company and shall cease to exist and the former holder thereof shall cease to have any rights with respect thereto except that the former holder thereof shall be entitled to receive promptly following the Effective Time from the Parent, in consideration for such cancellation, an amount (less withholdings required by Applicable Law and without interest) equal to the product of (i) the excess, if any, of (A) the per share Merger Consideration over (B) the exercise price per each share of Company Common Stock subject to such Company Share Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Share Option. In the event that the exercise price of any Company Share Option is equal to or greater than the per share Merger Consideration, such Common Share Option shall be cancelled without payment therefor and have no further force or effect. The procedures for cancellation and payment with respect to such Company Share Options shall be as set forth in this Section 6.3(a) or, to the degree unstated, shall be as the Parent shall reasonably determine. As of the Effective Time, the Company Stock Plans shall terminate and all rights under any provision of any other plan, program or arrangement of the Company or any Subsidiary of the Company providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary of the Company shall be cancelled.
     (b) Each share of Company Common Stock granted pursuant to any Company Stock Plan or otherwise granted by the Company subject to vesting or other lapse restrictions pursuant to any Company Stock Plan (collectively, “Restricted Shares”) which is outstanding immediately prior to the Effective Time shall become fully vested, transferable and free of any other restrictions as of the Effective Time and, at the Effective Time, each such Restricted Share will be treated the same as, and have the same rights and be subject to the same conditions (including the conditions set forth in Section 3.2) hereunder as, each share of Company Common Stock as provided in Section 3.2. The procedures for cancellation of any Certificates representing the Restricted Shares and payment of the Merger Consideration with respect thereto shall be as set forth in this Section 6.3(b) or, to the degree unstated, shall be as the Parent shall reasonably determine.
     (c) The “Offering Period” (as defined in the ESPP) that started on April 1, 2007 under the ESPP may continue through June 30, 2007 or, if earlier, the end of the last business day before the Effective Time; provided, (i) no person shall be allowed to elect to increase his or her payroll deductions or other contributions to purchase company Common Stock for such Offering Period after the date hereof; (ii) the Company shall not commence any new Offering Periods under the ESPP on or after the date hereof; and (iii) if any whole shares of Company Common Stock purchased in such Offering Period by a participant have not been issued before the Effective Time to such participant, in lieu of the issuance of such shares, the Surviving Corporation shall pay such participant, immediately after the Effective Time, a cash payment determined by multiplying (x) such number of whole shares by (y) the Merger Consideration, plus a cash payment equal to the balance, if any, in his or her account in the ESPP after the purchase of such whole shares of Company Common Stock, less any withholding taxes as described in Section 3.1(a) and without interest. Effective as of the Effective Time, the ESPP shall be terminated.
     (d) Prior to the Effective Time, the Company shall take all actions necessary in order to effectuate the provisions of this Section 6.3.

     Section 6.4 Reasonable Best Efforts; Consents; Other Filings.
     (a) Upon the terms and subject to the conditions herein provided, each Party hereto shall use reasonable best efforts (subject to, and in accordance with, applicable Law) to take, or cause to be taken, all appropriate action and to do, or cause to be done and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws and regulations and their respective articles of incorporation and bylaws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement. Such actions shall include using reasonable best efforts to (i) defend any lawsuits or other legal proceedings, whether judicial or administrative and whether brought derivatively or on behalf of third parties (including Governmental Entities), challenging this Agreement, or the consummation of the transactions contemplated thereby or hereby and (ii) effect all necessary registrations and filings.
     (b) Without limiting the generality of the foregoing, each Party hereto shall (i) make the filings required of it or any of its Affiliates under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) in connection with this Agreement and the transactions contemplated hereby as promptly as practicable following the date of this Agreement, but in any event, not later than fifteen (15) days following the date hereof, (and each such filing shall request early termination of the waiting period imposed by the HSR Act), (ii) comply at the earliest practicable date and after consultation with the other Parties hereto with any request for additional information or documentary material received by it or any of its Affiliates from the FTC, the Antitrust Division of the Department of Justice (the “Antitrust Division”) or any other Governmental Entity, (iii) cooperate with one another in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by the FTC, the Antitrust Division or any other Governmental Entity and (iv) cause the waiting periods under the HSR Act or any other foreign antitrust merger control authority to terminate or expire at the earliest possible date. Each Party hereto shall promptly inform the other Parties of any material communication made to, or received by such Party from, the FTC, the Antitrust Division or any other Governmental Entity regarding any of the transactions contemplated hereby. The filing fees under the HSR Act shall be borne by the Parent.
     (c) The Company and its Subsidiaries shall have primary responsibility, with the assistance and cooperation of the Parent, for obtaining all authorizations, consents, orders and approvals with respect to the Company Licenses; provided that the Parent shall have a reasonable opportunity to review and comment on any such materials prior to filing and, provided further that the Company and Parent will have joint responsibility with respect to the joint applications required for the transfer of control of the Company Licenses. Each of Parent and the Company will use reasonable best efforts (subject to, and in accordance with, applicable Law) to ensure that all necessary applications in connection with transfer of control of the Company Licenses as set forth on Item 7.1(d), are filed within fifteen (15) Business Days of the date hereof (except that transfer of control notifications that do not require affirmative approval may be filed within 20 Business Days after the date hereof) and to respond as promptly as practicable to any additional requests for information received from the FCC, the NCUC, the GPSC, the SCPSC, the City of Concord, North Carolina and any other Governmental Entity.
     (d) Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts: (i) to obtain the authorizations, consents, orders and approvals referred to in Sections 6.4(b) and 6.4(c) and any other licenses, permits, consents, approvals, authorizations, qualifications and orders of federal, state, and local Governmental Entities and parties to contracts with the Company or any of its Subsidiaries as are required in connection with the consummation of the transactions contemplated hereby; provided that the Company will not be permitted and the Parent will not be required to agree to any term, condition or restriction or to amend any Company License in order to obtain any such authorizations, consents, orders or approvals if such term, condition or restriction or amendment (1) would have or would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, (2) would prevent Parent from consummating the transactions contemplated by this Agreement on the material terms set forth in this Agreement, or (3) would revise the Franchise Agreement between CTC Video Services, LLC and the City of Concord, dated May 11, 2006, to require the Surviving Corporation or any Subsidiary or their respective Affiliates to increase its build-out requirement or to increase any other commitments in any material respect, (ii) to effect, in addition to filings referred to in Sections 6.4(a), 6.4(b) and 6.4(c), all necessary registrations and filings required in connection with the consummation of the transactions contemplated hereby; (iii) to defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including Governmental Entities or officials), challenging this Agreement or the consummation of the transactions contemplated hereby (the Company shall not be permitted to agree to any settlement of such litigation without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned, or delayed); and (iv) to furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing.
     (e) Neither the Parent nor Merger Sub shall enter into or agree to any transaction that would materially adversely affect their ability to fulfill their obligations under this Agreement.
     (f) Within ten (10) Business Days of the execution of this Agreement, the Company shall deliver to Parent accurate and complete copies of its and its Subsidiaries’ articles of incorporation, bylaws and other organizational documents, as applicable, as in effect on the date hereof.
     (g) Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, take or cause to be taken all actions necessary to cause all Company Licenses held by the Company to be transferred to and assumed by WaveTel NC License Corporation or such other Subsidiary of the Company (whether in existence as of the date hereof or formed hereafter) as designated in writing by the Company to Parent and approved by Parent (in the exercise of its sole discretion) prior to the effectiveness of such transfer and the Company shall, and shall cause its Subsidiaries to, execute or cause to be executed by the appropriate entities, conveyancing, assumption and such other instruments, in such forms as shall be reasonably acceptable to Parent, and take such actions as reasonable requested by Parent in each case necessary to effect such transfer.
     Section 6.5 Financing.
     At the cost and expense of the Parent, the Company shall use reasonable best efforts to cooperate and assist the Parent with respect to the Financing (as defined in Section 5.7).
     Section 6.6 Conduct of Business by the Company Pending the Merger.
     The Company covenants and agrees that, from the date hereof to immediately prior to the Effective Time or earlier termination of this Agreement as provided herein, unless the Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) and except as expressly contemplated by this Agreement:
     (a) The Company shall, and shall cause its Subsidiaries to, act and carry on their respective businesses in the ordinary course of business consistent in all material respects with past practice and in compliance with applicable Law and use commercially reasonable efforts to preserve intact in all material respects their current business organizations, goodwill, rights and franchises, keep available the services of their current officers and employees (except for terminations of employees in the ordinary course of business) and preserve their relationships with others having significant business dealings with them;
     (b) The Company shall not and will not permit any Subsidiary to (i) amend or otherwise change its articles of incorporation or bylaws or other organizational documents, as applicable, (ii) amend the terms of any security of the Company or its Subsidiaries, or (iii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of any of its shares of capital stock; except that the Company may declare and pay regular quarterly cash dividends in an amount not greater than $0.12 per share of Company Common Stock per quarter on payment and record dates consistent with past practice and any Subsidiary of the Company may pay dividends to the Company or a wholly owned Subsidiary of the Company;
     (c) Neither the Company nor any of its Subsidiaries shall (i) except as set forth in Section 6.3(c) (other than the issuance of shares of Company Common Stock upon the exercise of Company Share Options outstanding on the date hereof in accordance with their terms in existence as of the date of this Agreement), issue, grant, sell, pledge or transfer or agree or propose to issue, grant, sell, pledge or transfer any shares of capital stock, stock options, warrants, securities or rights of any kind or rights to acquire any such shares, securities or rights of the Company, any of its Subsidiaries or any successor thereto or (ii) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

     (d) Neither the Company nor any of its Subsidiaries shall incur, assume or guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of any other Person or enter into any material lease (whether such lease is an operating or capital lease), except for (i) intercompany loans and advances, and (ii) Indebtedness incurred pursuant to any customer contract or vendor contract entered into in the ordinary course of business consistent with past practice;
     (e) Each of the Company and its Subsidiaries shall use commercially reasonable best efforts to keep in place its current insurance policies which are material (either individually or in the aggregate) to the conduct of their business;
     (f) Neither the Company nor any of its Subsidiaries shall make any material Tax election, change any material Tax election already made, file any amended Tax Returns or settle or compromise any material federal, state, local or foreign income Tax liability;
     (g) Neither the Company nor any of its Subsidiaries shall make any change in its accounting principles or methods except insofar as may be required by a change in GAAP or change the independent public accountants of the Company and its Subsidiaries;
     (h) Neither the Company nor any of its Subsidiaries shall: (x) split, combine or reclassify any capital stock of the Company or any Subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or substitution for shares of capital stock of the Company or any Subsidiary; (y) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any of its Subsidiaries;
     (i) Neither the Company nor any of its Subsidiaries shall acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;
     (j) Neither the Company nor any of its Subsidiaries shall make any loans (or other lending arrangement), advances or capital contributions to, or investments in, any other Person, except for (i) intercompany loans, advances, contributions to the Company or wholly owned Subsidiaries of the Company, (ii) investments of less than $500,000 individually and $1,000,000 in the aggregate and (iii) short-term investments, in each case made in the ordinary course of business consistent with past practice;
     (k) Except as set forth in Item 6.6(k) of the Company Disclosure Schedule, the Company will not, and will not permit any Subsidiary of the Company to, and will not agree to, and will not permit any Subsidiary to agree to, sell, lease, license, mortgage, pledge, assign, swap, grant a right to use, transfer or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, other than any such properties or assets the fair market value of which do not exceed $250,000 individually and $1,000,000 in the aggregate on terms no less favorable to the Company or such Subsidiary, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm’s-length basis, except sales of inventory and receivables in the ordinary course of business consistent with past practice;
     (l) Neither the Company nor any of its Subsidiaries shall (x) pay, discharge or satisfy any material claims (including claims of shareholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of (i) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof, or (ii) claims settled or compromised to the extent expressly permitted by Section 6.6(o), or (y) waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract or other document, other than in the ordinary course of business consistent with past practice;
     (m) Neither the Company nor any of its Subsidiaries shall adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;
     (n) Neither the Company nor any of its Subsidiaries shall enter into any collective bargaining agreement or other agreement with any labor organization, union or association;
     (o) Neither the Company nor any of its Subsidiaries shall settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the settlement is limited solely to monetary payment and the release of claims and the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $100,000, provided that the aggregate amount paid in connection with the settlement or compromise of all such litigation matters shall not exceed $250,000;
     (p) Neither the Company nor any of its Subsidiaries shall adopt or amend (except as may be required by Law) any Company Benefit Plan or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee or increase the compensation or fringe benefits of or loan or advance money or other property to any director, employee or former director or employee or pay any benefit not required by any Company Benefit Plan, other than increases in compensation for employees of the Company and its Subsidiaries and arrangements for new employees as expressly permitted by Section 6.6(q);

     (q) Neither the Company nor any of its Subsidiaries shall directly or indirectly (1) grant or commit to grant to any employee, officer, shareholder, director, consultant or agent of the Company or any of its Subsidiaries any new or modified severance, change of control, termination, retention or similar arrangement or increase or accelerate any benefits payable under its severance, retention or termination pay policies in effect on the date hereof, (2) increase or commit to increase the compensation of any officer or director of the Company or any of its Subsidiaries, or pay or commit to or pay any bonus, profit sharing or other similar payment to any officer or director of the Company or any of its Subsidiaries, (3) increase or commit to increase the compensation of any employee (other than officers and directors) of the Company or any of its Subsidiaries, or pay or commit to or pay any bonus, profit sharing or other similar payment to such Persons, in each case other than (i) merit increases consistent with past practice (in terms of frequency, timing and amount) or (ii) with respect to employees other than officers and directors, isolated merit salary increases or bonuses not in the context of any broad-based plan or program, or (4) take any action reasonably within its control to materially increase or decrease the total number of employees of the Company and its Subsidiaries in any functioning department of the Company and its Subsidiaries;
     (r) Neither the Company nor any of its Subsidiaries shall make any capital expenditures, other than (i) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), (ii) substantially in accordance with the Company’s capital expenditures plan made available to Parent in writing prior to the date of this Agreement, and (iii) additional expenses up to $6,000,000 for the switch-out of Nokia equipment as expressly required by the First Amended and Restated Joint Operating Agreement, dated September 28, 2000, with AT&T (as successor-in-interest to BellSouth Personal Communications, LLC);
     (s) Neither the Company nor any of its Subsidiaries shall (i) other than in the ordinary course of business consistent with past practice or as expressly permitted by this Agreement, terminate, renew, amend or modify in any material respect, or fail to enforce any material provision of, any Material Contract or (ii) enter into any Material Contract not in the ordinary course of business consistent with past practice and not terminable by the Company or the Company Subsidiary party thereto without penalty on notice of ninety (90) days or less;
     (t) Except as required in connection with the transactions contemplated hereby, in connection with the applications for additional video franchises through the North Carolina Secretary of State or as required by applicable Law with respect to CTC’s participation in NECA Tariff #5, neither the Company nor any of its Subsidiaries shall take any action that will create a requirement to make a filing, registration or application with, or seek the waiver, consent or approval of, the FCC, any State public service or public utilities commission or any other Governmental Entity other than in the ordinary course of business consistent with past practice, or discontinue or withdraw any authorized service or voluntarily relinquish any Company License or institute any proceeding with respect to, or otherwise materially change, amend, or supplement any of its tariffs on file with the FCC or any State public service or public utilities commission, except as required by applicable Law;
     (u) Except as expressly permitted by Section 6.8, the Company will not, and will not permit any Subsidiary of the Company to, approve or authorize any action to be submitted to the shareholders of the Company for approval that is intended or would reasonably be expected to, prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by this Agreement;
     (v) Neither the Company nor any of its Subsidiaries shall cause or knowingly permit any act, event or change which would reasonably be expected to have a Company Material Adverse Effect;
     (w) Except for continuing to develop its video services business, neither the Company nor any of its Subsidiaries shall enter into any new line of business;
     (x) Except for continuing to develop its video services business, neither the Company nor any of its Subsidiaries shall make any material change in the present operation, function or components of the network or operations of the Company or its Subsidiaries;
     (y) Neither the Company nor any of its Subsidiaries shall effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”), affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any Subsidiary, without notifying the Parent or its Affiliates in advance and without complying with the notice requirements and other provisions of WARN;
     (z) Neither the Company nor any of its Subsidiaries shall take any action or authorize the taking of any action that would directly or indirectly increase in any material respects the value, as reflected in the Financial Statements, of the assets of CTC Long Distance Services, LLC or CTC Video Services, LLC other than in the ordinary course of business consistent with past practice or otherwise as permitted by Section 6.6(r);
     (aa) Neither the Company nor any of its Subsidiaries shall enter into or amend any agreement or arrangement of the type that would be required to be disclosed by the Company under Item 404 of Regulation S-K; and
     (bb) Neither the Company nor any of its Subsidiaries shall authorize any, or commit or agree to do any of the things described in clauses (a) through (aa) or anything which (i) would make any representation or warranty of the Company in this Agreement untrue or incorrect in any material respect as of the date hereof and as of the Effective Time, as if made on such date, except to the extent such representations and warranties expressly relate to a specific date (in which case such representations and warranties shall be true and correct as of such date) or (ii) except as expressly permitted in Section 6.8, would otherwise be reasonably likely to result in any of the conditions set forth in Sections 7.1 and 7.3 not being satisfied.
     Section 6.7 Access to the Company’s Books and Records.
     Upon reasonable notice, the Company shall afford the Parent and its representatives and representatives of all prospective sources of Financing reasonable access during normal business hours to its and its Subsidiaries’ officers, employees, accountants, consultants, representatives, plants, properties, contracts, commitments, books, records (including Returns) and any report, schedule or other document filed or received by it pursuant to the requirements of the federal or state securities laws, and shall use all reasonable best efforts to cause its representatives to furnish promptly to the Parent and its representatives such additional financial and operating data and other information, including environmental information, as to its and its Subsidiaries’ respective businesses and properties as Parent or its duly authorized representatives, as the case may be, may reasonably request; provided, however the Company may restrict the foregoing access to the extent that any Law requires the Company or any such Subsidiary to restrict access to any properties or information. The Company shall furnish to Parent (i) unaudited interim consolidated statements of operations of the Company and its Subsidiaries prepared on a basis consistent with past periods, in each case, as soon as practicable following the end of each fiscal month, but in any event no later than thirty (30) days following the end of such fiscal month and (ii) all statistical and financial reports regularly provided to management in the ordinary course of business consistent with past practice (in terms of frequency, timing and level of information), promptly following the time such reports are made available to Company management. Unless and until the Company otherwise agrees, the Parent will obtain appropriate undertakings from the representatives of all prospective sources of Financing to hold in confidence all confidential information and not use any confidential information except in connection with the transactions contemplated hereby and the Financing, all in accordance with that certain letter agreement dated April 4, 2007 by and between Parent and the Company, the terms of which are incorporated herein by reference (the “Confidentiality Agreement”). The Parties acknowledge that the Confidentiality Agreement shall remain in full force and effect until the Closing. No information obtained in any investigation pursuant to this Section 6.7 shall be deemed to modify any representation or warranty in Article 4.
     Section 6.8 No Solicitation.
     (a) The Company and its Subsidiaries shall not, nor shall they authorize or permit any of their respective directors, officers or employees to, and shall direct their respective investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives (collectively, “Representatives”) retained by them not to, directly or indirectly through another Person, (i) take any action to solicit, initiate, induce or knowingly encourage, or take any other action designed to, or which could reasonably be expected to, lead to or facilitate any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or afford access to the properties, books or records of the Company or any Subsidiary of the Company, or otherwise cooperate in any way with, any Person relating to or in connection with an Acquisition Proposal or otherwise knowingly facilitate any effort or attempt by any Person to make or implement an

Acquisition Proposal, (iii) approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, any Acquisition Proposal, (iv) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or similar document, agreement or commitment relating to, any Acquisition Proposal, (v) waive, amend, modify or grant any release under any standstill or similar agreement or confidentiality agreement relating to an Acquisition Proposal (other than the Confidentiality Agreement) to which the Company or any of its Subsidiaries is a party, or (vi) take any action to render the Rights issued pursuant to the term of the Rights Plan inapplicable to an Acquisition Proposal or the transactions contemplated thereby. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Subsidiary of the Company or any Representative of the Company or any Subsidiary of the Company shall be a breach of this Section 6.8(a) by the Company. The Company shall immediately cease and cause to be terminated all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished.
     Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval, in response to a bona fide written Acquisition Proposal that the Board of Directors determines in good faith (after consultation with its outside counsel and its financial advisor) constitutes or is reasonably likely to lead to a Superior Proposal, and which Acquisition Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this Section 6.8(a), the Company may, subject to prior compliance with Section 6.8(c), (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement not materially more favorable to such Person than the confidentiality provisions of the Confidentiality Agreement, provided that all such information has previously been provided to the Parent and Merger Sub or is provided to the Parent and Merger Sub prior to or concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal, if and only to the extent that (1) prior to taking such actions outlined in (x) and (y) above, the Company’s Board of Directors determines in good faith (after taking into account advice of outside counsel) that it is required to do so in order for the Board of Directors to comply with its fiduciary obligations to the Company’s shareholders under applicable Law, and (2) prior to providing any information to any Person or entering into discussions or negotiations with any Person, the Company’s Board of Directors notifies Parent promptly of any such inquiry, proposal or offer received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, the Company, any Subsidiary of the Company or any of their respective Representatives indicating, in connection with such notice, the material terms and conditions of the Acquisition Proposal and the identity of the Person making such Acquisition Proposal. The Company agrees that it shall keep Parent reasonably informed, on a current basis, of the status and material terms of any such proposals or offers and the status of any such discussions or negotiations and will notify Parent promptly of any determination by the Company’s Board of Directors that a Superior Proposal has been made. The Company and its Subsidiaries will immediately cease and cause their respective Representatives to cease any and all existing activities, discussions or negotiations regarding an Acquisition Proposal made prior to the date hereof, or which could reasonably be expected to lead to a Acquisition Proposal, with any parties previously contacted; provided that the Company may inform such parties that this Agreement has been entered into.
     For purposes of this Agreement:
     The term “Acquisition Proposal” means any inquiry, proposal or offer from any Person relating to, or that could reasonably be expected to lead to: (A) any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 15% or more of either the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company, (B) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company, (C) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange, reorganization or similar transaction involving the Company or any Subsidiary pursuant to which any Person or the shareholders of any Person would own 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement, or (D) any other substantially similar transaction or series of related transactions that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.
     The term “Superior Proposal” means any bona fide written Acquisition Proposal made by a third party that if consummated would result in such Person (or its shareholders) owning, directly or indirectly, more than 50% of the shares of Company Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company, which the Board of Directors determines in its good faith judgment by resolution duly adopted (after consultation with its outside counsel and its financial advisor) to be more favorable to the shareholders of the Company from a financial point of view than the terms set forth in this Agreement (as the same may be amended or supplemented by Parent from time to time) and which the Board of Directors determines is reasonably capable of being consummated on the terms so proposed (taking into account all the terms and conditions of such proposal, all financial, legal, regulatory and other aspects of such proposal and this Agreement).
     (b) The Board of Directors shall not (i) (A) withdraw (or amend or modify in a manner adverse to the Parent or Merger Sub), or publicly propose or resolve to withdraw (or amend or modify in a manner adverse to the Parent or Merger Sub), the adoption or recommendation by the Board of Directors of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) adopt or recommend, or propose publicly to adopt or recommend, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) adopt or recommend, or publicly propose to adopt or recommend, or allow the Company or any Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement expressly permitted by in Section 6.8(a)) (an “Acquisition Agreement”).
     Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval and subject to prior compliance with Section 6.8(c), the Board of Directors may (x) make a Company Adverse Recommendation Change or (y) cause the Company to terminate this Agreement pursuant to Section 8.1(g) if:
     (1) an unsolicited Acquisition Proposal that the Board of Directors reasonably determines (after consultation with outside counsel and its financial advisors) constitutes a Superior Proposal was made after the date hereof and not withdrawn;
     (2) the Board of Directors determines in good faith (after taking into account advice of outside counsel) that, in light of such Superior Proposal, the making of a Company Adverse Recommendation Change or termination this Agreement is required in order for the Board of Directors to comply with its fiduciary obligations to the Company’s shareholders under applicable Law;
     (3) neither the Company, its Subsidiaries nor any of their respective Representatives shall have violated any of the restrictions set forth in Section 6.8 in any material respect;
     (4) the Company delivers written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Board of Directors intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal and a new five Business Day period), and after the fifth Business Day following delivery of the Notice of Superior Proposal to Parent the Board of Directors continues to determine in good faith that the Company Acquisition Proposal constitutes a Company Superior Proposal; and
     (5) in the event of termination of this Agreement (A) the Company pays to Parent the amount specified in Section 8.6 at or prior to such termination and (B) the Company enters into an Acquisition Agreement to effect the Superior Proposal concurrent with such termination.
     (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.8, the Company shall promptly advise the Parent and Merger Sub in writing of any Acquisition Proposal or any request for material nonpublic information relating to the Company or any Subsidiary of the Company or for access to the properties, books or records of the Company or any Subsidiary of the Company by any Person related to or in connection with an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal, identifying the material terms and conditions of any such Acquisition Proposal or request (including any material changes thereto) and the identity of the Person making any such Acquisition Proposal or request. The Company shall keep the Parent and Merger Sub informed in all material respects of the status and details (including any material change to the terms thereof) of any Acquisition Proposal.
     (d) Nothing contained in this Section 6.8 shall prohibit the Company from (x) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement required under Rule 14a-9 under the Exchange Act or (y) making any disclosure to the shareholders of the Company that is required by applicable Law, if, in each case, in the good faith judgment of the Board of Directors, with the advice of outside counsel, making such disclosure to the Company’s shareholders is required under applicable Law or under the rules of the NASDAQ National Stock Market System (“NASDAQ”); provided, however, that in no event shall the Company or its Board of Directors take, or agree or resolve to take, any action prohibited by Section 6.8(b) (it being understood that any accurate disclosure of factual information to the shareholders of the Company that is required to be made to such shareholders under applicable federal securities Laws shall not be considered a modification prohibited by clause (i)(A) of Section 6.8(b)).
     Section 6.9 Indemnification and Insurance.
     (a) For six years after the Effective Time, the Surviving Corporation and the Parent shall jointly and severally indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Company and its Subsidiaries (each an “Indemnified Party”) against all reasonable costs and expenses (including reasonable attorney’s fees in accordance with this Section 6.9(a)), judgments, fines, losses, claims, damages, liabilities and settlement amounts relating to actions or omissions arising out of the Indemnified Party’s being a director, officer, fiduciary, employee or agent of the Company or one of its Subsidiaries at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under applicable Law, whether or not the Surviving Corporation is insured against any such matter. In the event of any such claim, action, suit, arbitration, proceeding or investigation (“Action”): (i) the Surviving Corporation shall pay, as incurred, the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Surviving Corporation, in advance of the final disposition of any such Action to the fullest extent permitted under applicable Law upon receipt of an undertaking to repay such amounts in the event it is determined that such person is not entitled to be indemnified under applicable Law, and (ii) the Surviving Corporation will provide reasonable cooperation in the defense of any such Action; provided, however, the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and provided further, that the Surviving Corporation shall not be obligated pursuant to this Section 6.9(a) to pay the fees and disbursements of more than one counsel for all Indemnified Parties in a single Action, unless, in the good faith judgment of any of the Indemnified Parties, there is or may be a conflict of interest between two or more of such Indemnified Parties, in which case there may be separate counsel for each similarly situated group (which counsel shall be reasonably acceptable to the Surviving

Corporation). In the event of any Action, any Indemnified Party wishing to claim indemnification will promptly notify the Surviving Corporation thereof (provided, that failure to so notify the Surviving Corporation will not affect the obligations of the Surviving Corporation except to the extent that the Surviving Corporation shall have been prejudiced as a result of such failure). The Surviving Corporation and the Parent agree that the articles of incorporation of the Surviving Corporation will contain a provision to the effect that, to the fullest extent provided by the NCBCA, no former director of the Company shall be personally liable to the Company, its shareholders or otherwise for monetary damages for breaches of his or her duty as a director. Notwithstanding the foregoing, nothing contained in this Section 6.9 shall be deemed to grant any right to any Indemnified Party which is not permitted to be granted to an officer or director of the Surviving Corporation under North Carolina law, assuming for such purposes that the Surviving Corporation’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provide for the maximum indemnification permitted by Law. The Parent shall cause the Surviving Corporation to maintain and the Surviving Corporation shall maintain in effect for a period of six (6) years after the Effective Time, directors’ and officers’ liability insurance with respect to matters occurring prior to the Effective Time covering the Indemnified Parties which insurance shall contain terms and conditions no less advantageous in any material respect to the Indemnified Parties than are contained in the Company’s directors’ and officers’ liability insurance policy in effect on the date hereof; provided, however, that in no event shall the Surviving Corporation or Parent be required to expend an amount in excess of $600,000 for such insurance, and, if the premiums of such insurance coverage exceed such amount, the Surviving Corporation shall use its reasonable best efforts to obtain a policy that in the reasonable opinion of Parent is the best available for such amount. In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or, at the Parent’s option, the Parent shall assume the obligations set forth in this Section 6.9(a).
     (b) The Board of Directors, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the disposition by the officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act of Company Common Stock, Restricted Shares, and of Company Share Options, in each case pursuant to the transactions contemplated hereby is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.
     Section 6.10 Payment of Expenses; Delisting.
     (a) At Closing, all reasonable expenses of counsel to and the accountants for the Company shall be paid by the Surviving Corporation subject to receipt by Parent of invoices setting forth such expenses in reasonable detail.

     (b) The Parent shall cause the Company Common Stock to be de-listed from the Nasdaq Global Market and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.
     Section 6.11 Employee Benefits.
     (a) During the period commencing with the Effective Time and ending on the first anniversary of the Effective Time, the Parent, Merger Sub and the Company agree that all employees and officers of the Company and its Subsidiaries who continue in employment with the Surviving Corporation or its Subsidiaries shall receive (i) the salary or wage level and bonus opportunity, to the extent applicable, not materially less favorable in the aggregate than that in effect on the date of this Agreement and disclosed to the Parent prior to the date hereof, and (ii) benefits, perquisites and other terms and conditions of employment that are not materially less favorable in the aggregate than the benefits, perquisites and other terms and conditions that they were entitled to receive on the date of this Agreement and listed in Item 4.14(a) of the Company Disclosure Schedule; provided that this Section 6.11(a) shall not be deemed to be a guarantee of employment to any employee or officer of the Company or its Subsidiaries or to impose any obligation on the Surviving Corporation or its Subsidiaries to continue the employment of any Person; provided, further, that until the first anniversary of the Effective Time, the Parent, Merger Sub and the Company agree to honor and keep in effect all severance (other than with respect to the Company’s Change in Control Severance Programs for Director Level Employees and Essential Personnel, which shall not be amended until the second anniversary of the Effective Time) and retention plans, practices and policies that are applicable to employees and officers of the Company and its Subsidiaries as of the date of this Agreement, the terms and conditions of which are set forth in reasonable detail on Item 6.11(a) of the Company Disclosure Schedule; and provided, further, that nothing contained in this Section 6.11, whether express or implied, shall be deemed to create an obligation of Parent or any of its Subsidiaries to pay or otherwise issue equity awards to any employee or officer of the Company or otherwise create a right for such individuals to receive equity awards from Parent or any of its Subsidiaries.
     (b) Subject to Section 6.11(a), from and after the Effective Time, the Parent, Merger Sub and the Company shall continue to honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to, or in respect of, each employee and officer of the Company and its Subsidiaries, and each former employee and officer of the Company and its Subsidiaries, as of the Effective Time arising under the terms of, or in connection with, any Company Benefit Plan in effect on the date hereof in accordance with the terms thereof; provided that nothing set forth in this Section 6.11 shall be deemed to limit or otherwise impair Parent’s ability to amend or terminate any Company Benefit Plan at any time without any obligation or liability, other than for benefits accrued prior to such amendment or termination or as required to be vested pursuant to applicable Law as a result of such amendment or termination.
     (c) If the Closing occurs during the performance measurement period for the 2006-2007 long-term or 2007 annual incentive compensation program maintained by the Company and its Subsidiaries, or after the expiration of any such performance measurement period but prior to the payment of the incentive award for such period, the Parent, Merger Sub and the

Company shall pay incentive awards under such programs in accordance with the following terms:
     (i) The incentive award shall be paid solely in cash within two and one-half months after the originally scheduled expiration date for the performance measurement period.
     (ii) The incentive award shall be equal to the greater of (A) the amount determined under the program based on the Company’s actual performance for the performance measurement period or (B) the amount of the target incentive award. For purposes of determining actual performance attainment level for the performance measurement period, the performance measurement date shall be the calendar month end closest to the Effective Time; provided, however that (i) the performance measurement date for the calculation of performance metrics based upon shareholder return shall be May 25, 2007 and (ii) the calculation of performance metrics based upon the Company’s earnings before interest, taxes and amortization, and operating cash flow shall be normalized to exclude direct, incremental expenses associated with the transactions contemplated by this Agreement and, provided, further, that the actual performance through such performance measurement date shall be compared to the budget or long-term objective through such date. Notwithstanding the foregoing, the performance measurement date for the calculation of performance metrics based upon video customer statistics shall be the calendar month end closest to the date hereof.
     (iii) If an employee is terminated without “cause” or resigns with “good reason” (as such terms are defined in the severance agreement or program applicable to the employee), the employee will receive an incentive award (at the same time as other active employees are paid) prorated for the portion of the performance measurement period that such employee was in active service with the Company and its Subsidiaries.
     (d) The Parent and its Affiliates shall recognize the service of employees with the Company and its Subsidiaries prior to the Closing as service with Parent and its Affiliates in connection with any 401(k) savings plan and welfare benefit plan or policy (including vacations and severance policies) maintained by Parent or one of its Affiliates which is made available following the Effective Time by Parent or one of its Affiliates for purposes of satisfying or determining any waiting period, vesting, eligibility or benefit entitlement (but excluding benefit accruals thereunder); provided that nothing in this Section 6.11(d) shall create a right for any employee or officer of the Company and its Subsidiaries to participate in or receive benefits under any of Parent or any of its Subsidiaries’ severance and retention plans, practices and policies until Parent’s obligation to honor the Company’s severance and retention plans, practices and policies pursuant to Section 6.11(a) has expired.
     (e) The Parent and its Affiliates shall use commercially reasonable efforts to (i) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to employees of the Company and its Subsidiaries under any group health plan (as defined in Section 4980B of the Code) which is made available to such employees following the Effective

Time by Parent or one of its Affiliates, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employees participated immediately prior to the Effective Time and (ii) provide credit to employees of the Company and its Subsidiaries for any co-payments, deductibles and out-of-pocket expenses paid by such employees under any group health plan (as defined in Section 4980B of the Code) of the Company and its Subsidiaries during the portion of the relevant plan year including the Effective Time for purposes of any applicable co-payments, deductibles and out-of-pocket expense requirements under any such group health plan of Parent or any of its Affiliates.
     (f) The provisions of this Section 6.11 shall not operate to require Parent to duplicate any payments or benefits payable pursuant to any compensation or benefits plans, policies, programs, agreements or other arrangements of the Company and its Subsidiaries.
ARTICLE 7
CONDITIONS
     Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger.
     The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions unless waived in accordance with Section 8.4:
     (a) The Company Shareholder Approval shall have been obtained;
     (b) Any applicable waiting period under the HSR Act shall have expired or early termination shall have been granted;
     (c) There shall be no injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction in effect prohibiting the consummation of the transactions contemplated by this Agreement as provided herein; and
     (d) The material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, Governmental Entities set forth on Item 7.1(d) of the Company Disclosure Schedule shall have been obtained or made.
     Section 7.2 Conditions to Obligations of the Company to Effect the Merger.
     The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived by the Company:
     (a) The representations and warranties of Merger Sub and the Parent set forth in Article 5 of this Agreement and in any certificate delivered by Merger Sub or the Parent pursuant to this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or a Parent Material Adverse Effect or any similar standard or qualification), shall be true and correct as of the date of this Agreement and as of the Effective Time as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except to the extent that all failures of such representations and warranties to be so true and correct (disregarding all qualifications and exceptions contained therein regarding materiality or a Parent Material Adverse Effect or any similar standard or qualification), individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, and the Company shall have received a certificate from each of Merger Sub and the Parent signed by its respective President, in its capacity as an officer of Parent or Merger Sub, as applicable, and not in its individual capacity, to that effect; and
     (b) Merger Sub and the Parent shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with hereunder by it at or prior to the Effective Time and the Parent shall have received a certificate from each of Merger Sub and the Parent signed by its respective President, in its capacity as an officer of Parent or Merger Sub, as applicable, and not in its individual capacity, to that effect.
     Section 7.3 Conditions to Obligations of the Parent and Merger Sub to Effect the Merger.
     The obligations of Merger Sub and the Parent to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived by Merger Sub or the Parent:
     (a) (i) The representations and warranties of the Company set forth in Article 4 of this Agreement (other than the representations and warranties set forth in Sections 4.2(b), 4.3(a), 4.3(c), 4.4(a), 4.5, 4.12, 4.16, 4.17 and the first and last sentences of Section 4.3(b)) and in any certificate delivered by the Company pursuant to this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or a Company Material Adverse Effect or any similar standard or qualification), shall be true and correct as of the date of this Agreement and as of the Effective Time as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except to the extent that all failures of such representations and warranties to be so true and correct (disregarding all qualifications and exceptions contained therein regarding materiality or a Company Material Adverse Effect or any similar standard or qualification), individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) the representations and warranties contained in Sections 4.2(b), 4.3(a), 4.3(c), 4.4(a), 4.5, 4.12, 4.16, 4.17 and the first and last sentences of Section 4.3(b) shall be true and correct in all respects when made and as of the Effective Time, and (iii) the Parent shall have received a certificate of the Company signed by the Chairman, President, the Chief Financial Officer or a Vice President of the Company, in his/her capacity as an officer of the Company and not in his/her individual capacity, dated as of the Effective Time certifying to the effect that the conditions set forth in this Section 7.3(a) have been satisfied;
     (b) The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with hereunder by it at or prior to the Effective Time and the Parent shall have received a certificate, dated as of the Effective Time, of the Company signed by the Chairman, President, the Chief Financial Officer or a Vice President of the Company, in his/her capacity as an officer of the Company and not in his/her individual capacity to that effect;
     (c) No applicable Law shall have been adopted, promulgated or issued prohibiting the consummation of the transactions contemplated by this Agreement as provided herein; and
     (d) Each of the approvals set forth on Item 7.1(d) of the Company Disclosure Schedule shall have been obtained and become final and non-appealable (except in the case of FCC approvals, no finality of approval shall be required), or any applicable waiting period shall have expired, in each case without the imposition of any condition that Parent would not be required to agree to pursuant to Section 6.4(d).

ARTICLE 8
TERMINATION; NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
COVENANTS; WAIVER AND AMENDMENT
     Section 8.1 Termination.
     This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by:
     (a) Mutual written consent of the parties hereto, which consent shall be effected by action of the Board of Directors of each such party;
     (b) The Parent, by giving written notice to the Company at any time prior to the Effective Time if the Closing shall not have occurred on or before December 31, 2007 (the “Termination Date”) by reason of the failure of any condition precedent under Section 7.1 or 7.3 hereof (unless the failure results primarily from the Parent breaching any of its representations, warranties, or covenants contained in this Agreement);
     (c) The Company, by giving written notice to Parent at any time prior to the Effective Time if the Closing shall not have occurred on or before the Termination Date by reason of the failure of any condition precedent under Sections 7.1 or 7.2 hereof (unless the failure results primarily from the Company breaching any of its representation, warranty, or covenant contained in this Agreement);
     (d) The Company, if a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Section 7.2 not to be satisfied, and such condition shall be incapable of being satisfied by the Termination Date, provided that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(d) and the basis for such termination;
     (e) The Parent, if a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Section 7.3 not to be satisfied and such condition shall be incapable of being satisfied by the Termination Date, provided that the Parent shall have given Company written notice, delivered at least thirty (30) days prior to such termination, stating the Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination;
     (f) The Parent if: (i) the Board of Directors shall have failed to include in the Proxy Statement the Board Recommendation or a Company Adverse Recommendation Change shall otherwise have occurred; (ii) the Company fails to file the Preliminary Proxy Statement within seventy-five (75) days after the date hereof; or (iii) the Company fails to call and hold the Special Meeting within sixty (60) days after the Preliminary Proxy Statement is cleared by the SEC;
     (g) The Company, in accordance with the terms and subject to the conditions of Section 6.8(b);
     (h) The Company or the Parent, by written notice to the other, if upon a vote at the Special Meeting (including any postponement or adjournment thereof), the Company Shareholder Approval shall not have been obtained;
     (i) The Parent, if applicable Law shall have been adopted, promulgated or issued prohibiting the consummation of the transactions contemplated by this Agreement as provided herein; or
     (j) The Parent, if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement as provided herein and such order, decree, ruling or other action shall have become final and nonappealable.
Any action to be taken to terminate this Agreement under this Section 8.1 shall be taken by, or pursuant to authority granted by, the boards of directors of the Company or the Parent, as applicable.
     Section 8.2 Non-Survival of Representations, Warranties and Covenants.
     The respective representations and warranties of the Company and the Parent contained herein or in any certificate delivered pursuant hereto shall expire with, and be terminated and extinguished upon, consummation of the Merger, and thereafter neither Surviving Corporation nor the Company or the Parent shall be under any liability whatsoever with respect to any such representation or warranty. No officer, director or employee of any Party shall be under any liability whatsoever with respect to any representation or warranty, except for liability arising from fraud. This Section 8.2 shall have no effect upon any other covenant or agreement of the Parties hereto, whether to be performed before or after the consummation of the Merger. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any party or its representatives thereunder or hereunder.
     Section 8.3 Amendment.
     This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto; provided, however, that after the Company Shareholder Approval is obtained, no amendment shall be made that by Law or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders without such further approval.

     Section 8.4 Waiver.
     At any time prior to the Effective Time, whether before or after the Special Meeting, any Party hereto, by action taken by its board of directors or a committee thereof, may (i) extend the time for the performance of any of the obligations or other acts of any other Party hereto or (ii) subject to the proviso contained in Section 8.3, waive compliance with any of the agreements of any other Party or with any conditions (other than those appearing in Section 7.1(a) and (b)) to its own obligations. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party by a duly authorized officer, and, in the case of the Company, authorized by the Board of Directors. Notwithstanding the foregoing, no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.
     Section 8.5 Effect of Termination.
     In the event of the termination of this Agreement under Section 8.1, this Agreement shall thereafter become void and have no effect and no Party hereto shall have any liability to any other Party hereto or its shareholders or directors or officers in respect thereof, except that (i) the confidentiality provisions of Section 6.7 and the Confidentiality Agreement, and Section 8.5, Section 8.6 and Article 9 shall survive any such termination if such obligations arose at or before the time of such termination and (ii) no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach by such party of this Agreement.
     Section 8.6 Certain Payments.
     (a) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(g) or by the Parent pursuant to Section 8.1(f), the Company shall pay the Parent a termination fee of $19,000,000 (the “Company Breakup Fee”).
     (b) In the event that (i) at any time after the date of this Agreement an Acquisition Proposal shall have been made known to the shareholders of the Company or publicly disclosed; (ii) this Agreement is terminated by the Parent or the Company pursuant to Sections 8.1(e), or 8.1(h); and (iii) within twelve (12) months after this termination, the Company or any of its Subsidiaries enters into an agreement in respect of any Acquisition Proposal or a transaction pursuant to which any Acquisition Proposal is consummated, then the Company shall pay to the Parent the Company Breakup Fee. Solely for purposes of this Section 8.6(b), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 6.8, except that all references to “15%” shall be changed to “35%.”
     (c) The payment of the Company Breakup Fee by the Company to the Parent as set forth in Section 8.6(a) or Section 8.6(b) above shall represent the sole and exclusive remedy at Law or in equity to which the Parent and its officers, directors, representatives and Affiliates shall be entitled in the event this Agreement shall be terminated in the circumstances contemplated therein. Such payment shall be made without duplication. Accordingly, the Parent shall not be entitled to the Company Breakup Fee in more than one instance.
     (d) Payment of the Company Breakup Fee shall be made on the same date the event triggering such payment occurs and shall be made by wire transfer of immediately available funds to an account designated in writing to the Company by the Parent.
     (e) By agreeing to the liquidated damages provided for in this Section 8.6 the Company hereto acknowledges that (i) such liquidated damages are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and (ii) such liquidated damages are necessary because actual damages arising from the loss of opportunity would not be determinable with any degree of certainty. Accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.
ARTICLE 9
GENERAL AGREEMENTS
Section 9.1 Notice.
     All notices, requests and other communications to any Party shall be in writing (including telecopy or similar writing) and shall be given,
(a)	If to Parent:

Windstream Corporation 4001 Rodney Parham Road Little Rock, AR 72212 Attention: Chief Financial Officer Facsimile: 501-748-7400

with a copy to:

Windstream Corporation 4001 Rodney Parham Road Little Rock, AR 72212 Attention: General Counsel Facsimile: 501-748-7400

(b)	If to the Company, to:

CT Communications, Inc. 1000 Progress Place, NE Concord, North Carolina 28025 Attention: David H. Armistead, General Counsel Facsimile No. (704)722-2558

with copies to:

Moore & Van Allen PLLC 100 North Tryon Street, Suite 4700 Charlotte, North Carolina 28202 Attention: Stephen D. Hope Facsimile No. (704) 378-2036
or to such other address or telecopier number as such Party may hereafter specify for the purpose of notice to the other Parties. Any such notice, request or other communication shall be deemed to have been given and received on the day on which it is delivered or telecopied (or, if such day is not a Business Day or if the notice or other communication is not telecopied during business hours, at the place of receipt, on the next following Business Day); provided that if notice or other communication is given by telecopy, such notice or communication shall also be given by certified mail or by overnight courier.
     Section 9.2 Entire Agreement.
     This Agreement (including the schedules, documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.
     Section 9.3 Parties in Interest.
     Except for the provisions of Section 6.9, this Agreement is not intended to and shall not confer upon any Person other than the Parties hereto any rights, benefits or remedies hereunder.
     Section 9.4 Publicity.
     The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Parent and the Company. Thereafter, neither the Company nor the Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other transactions contemplated thereby or hereby without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except (i) as may be required by Law or by any applicable listing agreement with a national securities exchange or The Nasdaq Global Market as determined in the good faith judgment of the Party proposing to make such release (in which case such Party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other Party) and (ii) each of the Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statements are substantially similar to previous press releases, public disclosures or public statements made jointly by the Parent and the Company (or individually, if approved by the other Party).
     Section 9.5 Headings.
     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 9.6 Successors and Assigns.
     This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Parties hereto.
     Section 9.7 Governing Law.
     This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal Laws of the State of North Carolina, without giving effect to the principles of conflict of laws thereof, except the Laws of the state of incorporation of a Party shall govern its internal corporate affairs.
     Section 9.8 Costs and Expenses.
     Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.
     Section 9.9 Counterparts; Effectiveness.
     This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
     Section 9.10 Specific Performance.
     The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to the remedy of specific performance of the terms hereof, in addition to any other remedy at Law or equity.
     Section 9.11 Assignments.
     No Party shall assign this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Any assignment in violation of the foregoing shall be null and void.
     Section 9.12 Jurisdiction.
     Except as otherwise expressly provided in this Agreement, the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court in the State of Delaware or any state court in the State of Delaware and each of the Parties hereby consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding which is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any of the named courts. Without limiting the foregoing, each Party agrees that service of process on it by notice as provided in Section 9.1 shall be deemed effective service of process.
     Section 9.13 Severability.
     If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Merger is consummated to the extent possible.
     Section 9.14 WAIVER OF JURY TRIAL.
     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUBSIDIARY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

          IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized officers as of the date first above written.

CT Communications, Inc., a North Carolina corporation

By:	/s/ Michael R. Coltrane

Name:	Michael R. Coltrane

Title:	Chairman, President

Windstream Marlin, Inc. a North Carolina corporation

By:	/s/ Jeffery R. Gardner

Name:	Jeffery R. Gardner

Title:	President and Chief Executive Officer

Windstream Corporation, a Delaware corporation

By:	/s/ Jeffery R. Gardner

Name:	Jeffery R. Gardner

Title:	President and Chief Executive Officer

63